Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to All Outstanding Shares of Common Stock

of

Logility, Inc.

at

$7.02 Net Per Share

by

AMERICAN SOFTWARE, INC.

The Offer and Withdrawal Rights Will Expire at 12:00 Midnight, New York City Time, on June 22, 2009, Unless the Offer Is Extended.

American Software, Inc., a Georgia corporation (“American Software”), is offering to purchase up to all the outstanding shares of common stock, no par value (“Shares”), of Logility, Inc., a Georgia corporation (“Logility”), not currently owned by American Software at a price of $7.02 per share net to the seller in cash, without interest, on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal.

There is no financing condition to this tender offer. This tender offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn before the tender offer expires Shares that constitute at least a majority of the outstanding Shares not owned by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than directors of Logility who constitute the special committee of independent directors formed to consider the tender offer) immediately prior to the expiration of the tender offer. This tender offer is also subject to certain other conditions described in “The Tender Offer—Section 12—Conditions to the Offer.” American Software currently owns approximately 88% of the outstanding Shares.

A summary of the principal terms of the tender offer appears on page 1 of this Offer to Purchase.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the tender offer.

Offer to Purchase Dated May 22, 2009

IMPORTANT

If you desire to tender all or any portion of your Shares, you should either (i) complete and sign the related Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed (if required by Instruction 5 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, the Depositary for the tender offer, and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in “The Tender Offer—Section 3—Procedures for Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

If you desire to tender Shares and the certificates evidencing your Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the tender offer, you may tender such Shares by following the procedures for guaranteed delivery set forth in “The Tender Offer—Section 3—Procedures for Tendering Shares.”

If you hold vested and unexercised Logility stock options that have an exercise price per share less than $7.02 per Share and you wish to participate in the Offer by conditionally exercising your stock options, you must follow the special instructions and procedures for stock option holders described in “The Tender Offer—Section 3—Procedures for Tendering Shares.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to D.F. King & Company, Inc., the Information Agent for the tender offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the tender offer.

i

ii

SUMMARY TERM SHEET

American Software, Inc. (“American Software”) is offering to purchase up to all the outstanding common stock, no par value (“Shares”), of Logility, Inc. (“Logility”) not currently owned by American Software at a price of $7.02 per share net to the seller in cash, without interest. The following are some of the questions that you, as a shareholder of Logility, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. When used in this Offer to Purchase, the terms “we,” “our” and “us” refer to American Software, unless the context requires otherwise.

Who is offering to buy my securities?

Our name is American Software, Inc. We are a Georgia corporation. We are offering to purchase up to all the outstanding Shares not currently owned by us. Logility has one class of common stock and no other outstanding voting securities. As of May 22, 2009, the date of this Offer to Purchase, we own 11,300,000 Shares, or approximately 88% of the outstanding Shares. See “The Tender Offer—Section 7—Certain Information Concerning Logility” and “The Tender Offer—Section 8—Certain Information Concerning American Software.”

We are a publicly company traded on the Nasdaq Global Select Market (“NASDAQ”). We are headquartered in Atlanta, Georgia, and develop, market and support one of the industry’s most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages.

What are the classes and amounts of securities sought in the tender offer?

We are seeking to purchase up to all of Logility’s outstanding common stock not currently owned by us. See “Introduction.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $7.02 per Share net to you in cash, without interest. This price represents premiums of approximately 40% and 52% when compared to the March 18, 2009 closing price of $5.00 per Share, the last trading day prior to the date we announced our intention to make the tender offer, and $4.61, the 10-day volume weighted average trading price of the Shares on March 18, 2009 on NASDAQ. If you are the record owner of your Shares and you tender your Shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Tender Offer—Section 3—Procedures for Tendering Shares.”

What are the most important conditions to the tender offer?

Our obligation and right to purchase Shares at the expiration of the tender offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the non-waivable condition that there shall have been validly tendered and not withdrawn before the tender offer expires Shares that constitute at least a majority of the outstanding Shares not owned by us or our affiliates or the directors and executive officers of us or Logility (other than directors of Logility who constitute the special committee of independent directors formed to consider the offer) immediately prior to the expiration of the tender offer. We calculate that, based on the number of outstanding Shares as of May 12, 2009, 847,738 Shares not owned by us or our affiliates or the directors and executive officers of us or Logility (other than directors of Logility who constitute the special committee of independent directors formed to consider the offer) would have to be tendered in order to satisfy this condition. In determining the number of Shares that we estimate are required to satisfy the majority-of-the-minority condition, we have assumed that all outstanding Logility stock options with an exercise price less than $7.02 per Share will be conditionally exercised. Stock options that are conditionally exercised, other than those owned by directors and executive officers of American Software and Logility, but including those owned by Logility directors who constitute the special committee of independent directors formed to consider the Offer, will be counted towards the determination whether the majority-of-the-minority condition is satisfied. We refer to this condition as the “majority-of-the-minority condition,” and this condition is not waivable.

If the majority-of-the-minority condition is satisfied and the tender offer is consummated, we will own Shares that constitute at least 90% of the outstanding Shares when combined with the Shares that we currently own. If the majority-of-the-minority condition is not satisfied and the tender offer is not consummated, we will review our options. These include doing nothing, purchasing Shares in the open market or in privately-negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Logility. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

The tender offer is not conditioned upon any antitrust or other governmental approvals, consents or clearances. The tender offer is subject to several other conditions. See “The Tender Offer—Section 12—Conditions to the Offer.”

In the event that all of the conditions to the tender offer have not been satisfied or waived at the then scheduled expiration date of the tender offer, we may extend the expiration date of the tender offer in such increments as we may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) our determination that such conditions are not reasonably capable of being satisfied.

Do you have the financial resources to make payment?

Yes. We will need approximately $12,620,216 million to purchase all Shares not currently owned by us in the tender offer and to pay related fees and expenses. We intend to fund the tender offer with our cash on hand, which includes cash and cash equivalents. Our cash and cash equivalents provide adequate financial resources to us to enable us to make all payments under the tender offer. See “The Tender Offer—Section 9—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the tender offer?

We do not think our financial condition is relevant to your decision whether to tender your Shares in the tender offer because:

•	our obligations and rights in the tender offer are not subject to any condition relating to financing or the disbursement of financing;

•	the tender offer is being made for all Shares not currently owned by us; and

•	Our cash and cash equivalents provide us with adequate financial resources to enable us to make all payments promptly under the tender offer.

How long do I have to decide whether to tender in the tender offer?

You will have until 12:00 midnight, New York City time, on June 22, 2009, or such later date to which we may extend the expiration date, to tender your Shares in the tender offer. Further, if you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Tender Offer—Section 3—Procedures for Tendering Shares.”

Can the tender offer be extended and how will I be notified if the tender offer is extended?

We may, in our sole discretion, extend the tender offer at any time or from time to time for any reason. If we decide to extend the tender offer, we will inform American Stock Transfer & Trust Company, the Depositary for the tender offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the date the tender offer was scheduled to expire. See “The Tender Offer—Section 1—Terms of the Offer; Expiration Date.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal and any required signature guarantees, to American Stock Transfer & Trust Company, the Depositary for the tender offer, not later than the time the tender offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company (“DTC”). If you are not able to deliver any required items to the Depositary by the expiration of the tender offer, you may be able to have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three NASDAQ trading days. However, the Depositary must receive the missing items within that three-trading-day period after the expiration of the tender offer or you will not be able to tender your Shares in the tender offer. See “The Tender Offer—Section 3—Procedures For Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

You can withdraw previously tendered Shares at any time until the tender offer has expired and, if we have not agreed to accept your Shares for payment by July 20, 2009, you can withdraw them at any time after July 20, 2009 until we accept your Shares for payment. See “The Tender Offer—Section 1—Terms of the Offer; Expiration Date.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to American Stock Transfer & Trust Company, the Depositary for the tender offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4—Withdrawal Rights.”

Have you held discussions with Logility in the last two years regarding any transaction?

Prior to our notification to Logility’s Board of Directors of our intent to commence the tender offer, we did not have any discussions or communications with Logility regarding this tender offer or any other similar corporate transaction with Logility, although from the fourth quarter of 2006 through the first quarter of 2008, we were intermittently involved in discussions with a private equity firm that in late 2007 expressed interest in acquiring Logility and us in related transactions. See “Special Factors—Prior Negotiations and Contacts Related to Transactions Involving American Software and Logility.” On March 18, 2009, without obtaining the prior approval or recommendation of Logility’s Board of Directors or any special committee of Logility’s Board of Directors, we publicly announced our intention to commence the tender offer. We promptly notified Logility’s Board of Directors of our intention so that Logility’s Board of Directors would have an opportunity to consider and evaluate our tender offer. See “Special Factors—Background of this Offer” for a description of the discussions that we had with Logility regarding this tender offer.

What does Logility’s Board of Directors think of the tender offer?

On March 18, 2009, without obtaining the prior approval or recommendation of Logility’s Board of Directors or any special committee of Logility’s Board of Directors, we publicly announced our intention to commence the tender offer. We promptly notified Logility’s Board of Directors so that Logility’s Board of Directors would have an opportunity to consider and evaluate our tender offer. Logility’s Board of Directors formed a special committee consisting of independent directors to consider the merits of our proposed tender offer, and that committee issued a press release on March 27, 2009 advising Logility’s shareholders that the special committee would advise Logility’s shareholders of Logility’s position with respect to the tender offer within 10 business days of the commencement of the tender offer. Logility has informed us that the Logility special committee unanimously recommends, on behalf of Logility, that shareholders accept the tender offer and tender their Shares pursuant to the tender offer. Logility will file a Schedule 14D-9 with the Commission to advise shareholders of the special committee’s recommendation with respect to the tender offer price of $7.02 concurrently with this Offer to Purchase. However, the consummation of the tender offer does not require the approval or recommendation of Logility’s Board of Directors or the special committee. See “Introduction” and “Special Factors—Background of this Offer.”

Do you have interests in the offer that may be different from my interests as a shareholder of Logility?

Yes. Our interests in the tender offer (and any subsequent short-form merger under Georgia law) present actual or potential conflicts of interest such that our interests may be different from those of shareholders being asked to sell their Shares. In particular, shareholders should be aware that our financial interests with regard to the price to be paid in the tender offer (and any subsequent short-form merger under Georgia law) are generally adverse to the financial interests of the shareholders being asked to tender their Shares. Also, if you sell Shares in the tender offer or your Shares are converted into a right to receive cash in any subsequent merger, you will cease to have any interest in Logility and will not have the opportunity to participate in the future earnings or growth, if any, of Logility. On the other hand, we will benefit from any future increase in the value of Logility, as well as bear the burden of any future decrease in the value of Logility. See “Special Factors—Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to Logility’s shareholders (other than us and our affiliates), based upon the factors set forth under “Special Factors—Position of American Software Regarding the Fairness of the Offer.”

What are the U.S. federal income tax consequences of participating in the tender offer?

In general, your sale of Shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the tender offer in light of your particular circumstances. See “The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations.” Holders of vested and unexercised stock options who wish to participate in the tender offer by conditionally exercising stock options should refer to the document entitled “Instructions and Notice of Conditional Exercise,” which will be provided to such holders by us, for U.S. federal tax information concerning the conditional exercise of stock options.

Will the tender offer be followed by a merger if all the Shares are not tendered in the tender offer?

If the majority-of-the-minority condition is satisfied and the tender offer is consummated, we will own Shares that constitute at least 90% of the outstanding Shares when combined with the shares that we currently own. We will promptly cause Logility to consummate a short-form merger under Georgia law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

Following the tender offer, will Logility continue as a publicly reporting company?

If the tender offer is consummated, then we will promptly cause Logility to consummate a short-form merger under Georgia law in which all Shares held by remaining shareholders would be converted into the right to cash equal to the same price per share as was paid in the tender offer, without interest. The purpose of the tender offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in Logility. Following the purchase of Shares pursuant to the tender offer, but before a merger is consummated, Logility will continue as a publicly reporting company. Following our acquisition of all the outstanding Shares, by tender offer or merger, we intend to terminate Logility’s reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Tender Offer—Section 10—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

Will I have dissenters’ rights?

If you tender your Shares in the tender offer, you will not be entitled to exercise any dissenters’ rights. However, if you do not tender your Shares in the tender offer and a merger is consummated, you will have a statutory right to exercise dissenters’ rights to obtain payment of fair value of your Shares, plus interest. This value may be more or less than or the same as the $7.02 per Share cash consideration in the tender offer and the merger. See “Special Factors—Dissenters’ Rights; Rule 13e-3.”

If I decide not to tender, how will the tender offer affect my Shares?

The purchase of Shares pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the tender offer. Depending upon the number of Shares purchased pursuant to the tender offer, Logility’s common stock may no longer meet the standards for continued listing on NASDAQ.

Depending on similar factors, Logility may cease being required to comply with the public reporting requirements under the Exchange Act and may terminate such reporting. See “The Tender Offer—Section 10—Possible Effects of the Offer on the Market for the Shares.”

If the tender offer and a subsequent short-form merger are consummated, untendered Shares will be converted into the right to receive cash equal to $7.02 net per Share, without interest.

If the tender offer is not consummated, we will evaluate our options with respect to Logility. These include doing nothing, purchasing Shares in the open market or privately-negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Logility. We cannot give assurance as to the price per Share that we may pay in any such future acquisition of Shares or the effect any such actions could have on the trading price of Logility’s common stock. See “The Tender Offer—Section 10—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations Possible Effects of the Offer on the Market for the Shares.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the tender offer, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the tender offer. See “The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares.”

We will pay for your Shares by depositing the purchase price with American Stock Transfer & Trust Company, the Depositary for the tender offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares.”

How will my employee stock options be treated in the tender offer and any subsequent short-form merger?

The Shares that may be tendered in the tender offer include Shares issuable upon exercise of Logility stock options; however, the tender offer is only for Shares and not for the stock options themselves. If you hold vested and unexercised stock options you may participate in the tender offer by conditionally exercising your stock options or by unconditionally exercising your stock options and tendering the Shares received upon exercise in accordance with the terms of the tender offer.

If you wish to conditionally exercise all or part of your vested and unexercised stock options that have an exercise price per Share less than $7.02 per Share, you must execute and deliver to Logility by 12:00 midnight, New York City time, on June 19, 2009, a “Notice of Conditional Exercise,” which will be provided to holders of eligible options by American Software in the Instructions and Notice of Conditional Exercise. Stock options that are conditionally exercised will be deemed exercised only if the tender offer is consummated. See “The Tender Offer—Section 3—Procedures for Tendering Shares” for special instructions and procedures on conditionally exercising stock options. Holders of eligible options should refer to the Instructions and Notice of Conditional Exercise for U.S. federal income tax information concerning the conditional exercise of stock options.

You may also exercise your vested and unexercised stock options, regardless of their exercise price per Share, in accordance with the terms of the applicable stock plan of Logility and then tender the Shares received upon the exercise in accordance with the terms of the tender offer. To tender the Shares received upon exercise, the Shares must be tendered prior to the Expiration Date by executing and delivering a Letter of Transmittal and following the instructions and procedures for tendering shareholders set forth in this Offer to Purchase and the Letter of Transmittal. Exercises of stock options made in this manner are not revocable, regardless of whether tender offer is consummated.

What is the market value of my Shares as of a recent date?

On March 18, 2009, the last trading day prior to the date we announced our intention to make the tender offer, the last sale price of the Shares reported on NASDAQ was $5.00 per Share. Our tender offer price represents premiums of approximately 40% and 52% when compared to the March 18, 2009 closing price of $5.00 per Share, the last trading day prior to the date we announced our intention to make the tender offer, and $4.61, the 10-day volume weighted average trading price of the Shares on March 18, 2009 reported on NASDAQ. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See “The Tender Offer—Section 6—Price Range of Shares; Dividends.”

Who can I call if I have questions about the tender offer?

You can call D.F. King & Co., Inc. at (800) 735-3591. D.F. King & Co., Inc. is acting as the Information Agent for our tender offer.

INTRODUCTION

American Software, Inc., a Georgia corporation (“American Software”), is offering to purchase all of the outstanding shares of common stock, no par value (the “Shares”), of Logility, Inc. (“Logility”) not currently owned by American Software for $7.02 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “Offer”). The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in Logility.

Shareholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, the Depositary for the Offer, will not have to pay brokerage fees or commissions. Shareholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in the Letter of Transmittal, shareholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of D.F. King & Co., Inc., as the Information Agent, and American Stock Transfer & Trust Company, as the Depositary, incurred in connection with the Offer. See “The Tender Offer—Section 11—Fees and Expenses.”

The Offer is conditioned upon, among other things, the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute at least a majority of the outstanding Shares not owned by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than directors of Logility who constitute the special committee of independent directors formed to consider the Offer) immediately prior to the expiration of the Offer. This Offer is subject to certain other conditions described in “The Tender Offer—Section 12—Conditions to the Offer.” Each of the other conditions to the Offer may, to the extent permitted by applicable law, be amended or waived by us in our sole discretion and we reserve the right to terminate this Offer at any time. There is no financing condition to this Offer.

On March 18, 2009, our Board of Directors formed a Special Committee to consider whether and how to cause us to become the sole owner of Logility. The Board of Directors of American Software, based upon the unanimous recommendation of the Special Committee of the Board of Directors of American Software, unanimously determined that the Offer is fair to Logility’s shareholders (other than American Software and its affiliates) and unanimously approved the Offer.

On March 18, 2009, without obtaining the prior approval or recommendation of Logility’s Board of Directors or any special committee of Logility’s Board of Directors, we publicly announced our intention to commence the tender offer. We promptly notified Logility’s Board of Directors so that Logility’s Board of Directors would have an opportunity to consider and evaluate our tender offer. Logility’s Board of Directors formed a special committee consisting of independent directors (the “Logility Special Committee”) to consider the merits of our proposed tender offer, and Logility issued a press release on March 27, 2009 advising Logility’s shareholders that the Logility Special Committee would advise Logility’s shareholders of Logility’s position with respect to the tender offer within 10 business days of the commencement of the tender offer. Logility has informed us that the Logility Special Committee unanimously recommends, on behalf of Logility, that shareholders accept the Offer and tender their Shares pursuant to the Offer. Logility will file a Schedule 14D-9 with the Securities and Exchange Commission (the “Commission”) to advise shareholders of the Logility Special Committees recommendation with respect to the tender offer price of $7.02 concurrently with this Offer to Purchase. However, the consummation of the tender offer does not require the approval or recommendation of Logility’s Board of Directors or the Logility Special Committee. See “Introduction” and “Special Factors—Background of the Offer.”

Logility has one class of common stock and no other outstanding voting securities. As of the date hereof, we own 11,300,000 Shares, or 88%, of Logility’s outstanding common stock. As of May 12, 2009, there were 12,865,145 Shares outstanding. Of the Shares that were outstanding as of May 12, 2009, we understand that Logility’s executive officers and directors own approximately 93,721 Shares, and one of our officer’s owns 5,200 Shares. Based on information obtained from Logility, as of May 12, 2009, there are outstanding options to purchase 421,450 Shares that have an exercise price of less than $7.02 per Share.

Based on the foregoing, we estimate that, as of May 12, 2009, there were approximately 1,461,214 Shares outstanding, excluding Shares owned by American Software and its affiliates or the directors and executive officers of American Software and Logility (other than the members of the Logility Special Committee). In determining the number of Shares that we estimate are required to satisfy the majority-of-the-minority condition, we have assumed that all 421,450 outstanding Logility stock options with an exercise price less than $7.02 per Share will be conditionally exercised. Stock options that are conditionally exercised, other than those owned by directors and executive officers of American Software and Logility, but including those held by members of the Logility Special Committee, will be counted towards the determination whether the majority-of-the-minority condition is satisfied. Accordingly, we believe that the majority-of-the-minority condition would be satisfied if 847,738 Shares are validly tendered pursuant to the Offer and not withdrawn. The actual number of Shares necessary to satisfy the majority-of-the-minority condition may be different than our current estimate.

If the majority-of-the-minority condition is satisfied and the tender offer is consummated, we will own Shares that constitute at least 90% of the outstanding Shares when combined with the shares that we currently own. If the majority-of-the-minority condition is not satisfied and the tender offer is not consummated, we will review our options. These include doing nothing, purchasing Shares in the open market or in privately-negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Logility. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

This Offer to Purchase includes forward-looking statements. These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and Logility, our outlook for the future, other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying these statements or projections. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

Except as otherwise set forth herein, the information concerning Logility contained in this Offer to Purchase, including, without limitation, financial information, has been obtained from Logility or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. We assume no responsibility for the accuracy or completeness of the information concerning Logility contained in such documents and records or for any failure by Logility to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Logility’s shareholders.

Shareholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

SPECIAL FACTORS

Background of the Offer

General

In November 1997, Logility completed its initial offering of Shares to the public. Prior to its initial public offering, Logility was our wholly-owned subsidiary. Immediately following Logility’s initial public offering, we held approximately 81.7% of Logility’s Shares. Since that time, our percentage ownership of Logility has increased to the current level of approximately 88%, resulting from Logility’s periodic repurchases of Shares, as approved by its Board of Directors, partially offset by issuances of Shares pursuant to the exercise of stock options and shares sold under an employee stock purchase plan. Subsequent to Logility’s initial public offering, we have neither purchased nor sold any Shares.

Since the Logility initial public offering, Logility’s Board of Directors has included two individuals who also serve on our Board of Directors, James C. Edenfield and J. Michael Edenfield. James C. Edenfield is our President and Chief Executive Officer. J. Michael Edenfield is our Executive Vice President and the Chief Executive Officer of Logility. James C. Edenfield is the father of J. Michael Edenfield. In addition, the chief financial officer and controller of Logility during most of this period also have served as the chief financial officer and controller of American Software, as is the case at this time.

Immediately prior to Logility’s initial public offering, we entered into a series of intercompany agreements with Logility. The following is a summary of those agreements, including the payments made under those agreements in the fiscal years ended April 30, 2008 and April 30, 2007:

•

Tax Sharing Agreement—In accordance with Logility’s Tax Sharing Agreement with us, Logility computes a separate, stand-alone income tax provision and settles balances due to or from us on this basis. Logility has an income tax related payable due to us of approximately $909,000 included as a component of Due to American Software in Logility’s consolidated balance sheet as of April 30, 2008. In addition to other matters, Logility recognizes a payable to us when stock option benefits generated from exercises of options to purchase our stock by Logility’s employees are realized by Logility. However, all benefits derived from deferred tax assets, as defined in the Tax Sharing Agreement (which include net operating loss and tax credit carryforwards), that arose prior to the initial public offering (originally in the amount of $5,768,000, of which $1,333,000 was used in 1998) were allocated to us.

•	Services Agreement—Commencing August 1, 1997, Logility began purchasing (or selling) various services from (to) us based upon various cost methodologies as described below:

Service	Cost methodology	Expense for the year ended April 30, 2008	Expense for the year ended April 30, 2007
General corporate services, including accounting, insurance expense, and employee benefits services	Apportioned based on formula to all our subsidiaries	$1,234,000	$1,285,000

Professional services to customers on behalf of Logility (services are available unless we determine it is not economic or otherwise feasible)	Cost plus billing with the percentage of costs and expenses to be negotiated	44,000	148,000

•

Facilities Agreement—Logility leases various properties from us for specified square foot rates. The stated term of the agreement was for two years and is renewed automatically thereafter for successive one-year terms; however, it may be terminated by either party after a 90-day notice. For the year ended April 30, 2008, and 2007, Logility recognized $428,000 and $417,000 of expense, respectively. Included in these expenses are utilities, telephone and security expenses.

•

Stock Option Agreement—Logility granted us an option to purchase Logility Shares to enable us to maintain the necessary ownership percentage required to consolidate Logility in our consolidated Federal income tax return. The purchase price of the option is the average of the closing price on each of the five business days immediately preceding the date of payment.

•

Technology License Agreement—Logility granted to us a nonexclusive, nontransferable, worldwide perpetual right and license to use, execute, reproduce, display, etc., Logility’s Supply Chain Planning and Execution Solutions (which we had transferred to Logility) so that we may maintain and support end-users of the software products. The license is fully paid and royalty-free.

As we have always held at least 80% of the common stock of Logility, we have included Logility within our consolidated financial statements. As stated above, at the time of its initial public offering, Logility issued to us an option to purchase Logility Shares to enable us to maintain the necessary ownership percentage required to include Logility in our consolidated federal income tax return, as described above. We have never exercised such option.

From time to time, we engage in intercompany transactions with Logility pursuant to the above agreements, resulting in amounts payable by us to Logility or amounts payable by Logility to us. There is no formal loan agreement governing such amounts payable to or by Logility and us.

Employees of Logility, including its executive officers, participate in employee benefit plans sponsored by us. On some occasions, employees of Logility have received grants of options to purchase our stock. We currently share three executive officers with Logility, J. Michael Edenfield, Vincent C. Klinges, and James R. McGuone. The compensation of J. Michael Edenfield, with the exception of grants of options to purchase our stock, is established by the Compensation Committee of Logility’s Board of Directors. The compensation of Mr. Klinges and Mr. McGuone is established by the Compensation Committee of our Board of Directors. Except as described above, there have not been during the past two years any negotiations, transactions or material contacts between us or our wholly owned subsidiaries or any of our executive officers, and Logility or its wholly owned subsidiary or any of its executive officers.

Logility and we each file periodic reports as public companies under the Securities and Exchange Act of 1934. Logility and we each hold separate annual meetings of shareholders and issue separate reports of earnings on a quarterly basis.

By virtue of our majority ownership of Logility’s common stock, we exercise effective control over Logility’s Board of Directors, but we have no agreement with Logility or any individuals regarding the nomination or election of Logility directors.

History of the Tender Offer

On March 18, 2009, the Board of Directors of American Software met. Among its other items of business, the Board discussed the potential savings to be gained by combining Logility with American Software so as to eliminate certain costs attendant upon Logility being a separate entity reporting as a public company. As a result of its deliberations, the Board of Directors determined to form a Special Committee of the Board of Directors of American Software (the “ASI Committee”) to consider a tender offer for the outstanding common stock of Logility not currently owned by American Software. W. Dennis Hogue, John J. Jarvis, and James B. Miller, each an independent director of American Software who is not affiliated with Logility, were appointed as members of the ASI Committee.

The ASI Committee met on that same date, elected Mr. Miller as its chairman, and determined to retain Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as counsel. The ASI Committee reviewed several analyses prepared by Vincent Klinges, Chief Financial Officer of American Software and Logility. As a result of their review, the ASI Committee determined to issue a public announcement (the “March 18 Announcement”) of the Company’s intention to commence a tender offer to acquire the outstanding Shares not currently owned by American Software at a price of $5.10 per Share. The ASI Committee also determined to send a letter to the independent members of the Board of Directors of Logility to advise such directors of the intention to commence a tender offer and an invitation to respond to such intention. The press release and letter were issued on March 18, 2009.

Without obtaining the prior approval or recommendation of Logility’s Board of Directors or any special committee of Logility’s Board of Directors, we publicly announced our intention to commence the tender offer. We promptly notified Logility’s Board of Directors so that Logility’s Board of Directors would have an opportunity to consider and evaluate our tender offer.

On March 27, 2009, Logility issued a press release in which it announced that American Software’s offer would be considered by a special committee comprised solely of independent directors of Logility who were unaffiliated with American Software (the “Logility Special Committee”). The press release also indicated that the Logility Special Committee had retained Jones Day as its legal counsel and appointed VRA Partners, LLC (“VRA”) as its independent financial advisor to assist the Logility Special Committee in evaluating American Software’s intention to commence a tender offer.

On March 30, 2009, representatives of the Logility Special Committee met telephonically with the ASI Committee’s counsel and members of American Software’s and Logility’s management to discuss due diligence efforts on behalf of the Logility Special Committee. Over the course of the following week, American Software’s and Logility’s management provided access to corporate records and other materials to the representatives of the Logility Special Committee.

On April 7, 2009, all the members of the ASI Committee met and discussed whether consummation of the tender offer should be subject to condition that there shall be tendered Shares that constitute at least a majority of the outstanding Shares not owned by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than members of the Logility Special Committee). The ASI Committee reviewed non-financial conditions to the Offer that would likely be requested in connection with any recommendation provided by the Logility Special Committee. The ASI Committee determined to wait for a response of the Logility Special Committee to the March 18 Announcement.

On April 9, 2009, VRA met telephonically with J. Michael Edenfield, the President and Chief Executive Officer of Logility (and a member of American Software’s board of directors), and in person with Vincent C. Klinges, the Chief Financial Officer of both Logility and American Software, to address business and financial questions in connection with VRA’s analyses. On April 13, 2009, VRA met in person with J. Michael Edenfield to continue their discussion regarding Logility’s business and financial matters.

On April 21, 2009, VRA met with James C. Edenfield and James R. McGuone, the internal counsel and Secretary of American Software and Logility, to discuss American Software’s purpose for the Offer and its timing. Mr. Edenfield confirmed that American Software was not interested in selling its Shares to a third party, and that there were no third-party offers to purchase American Software currently known to, or being considered by, American Software.

On April 22, 2009, Mr. Miller met with Frederick E. Cooper, then Chairman of the Logility Special Committee, to discuss the preliminary results of VRA’s analysis with respect to the value of Logility, as reviewed with the Logility Special Committee. Mr. Cooper indicated that the offer price of the March 18 Announcement was well below any range of valuations suggested by VRA’s preliminary analysis. Mr. Miller requested that an oral summary of methodologies employed by VRA be provided to the ASI Committee.

On April 23, 2009, all the members of the ASI Committee met. Mr. Miller summarized his April 22, 2009 meeting with Mr. Cooper. The ASI Committee then discussed analyses performed by Mr. Klinges that had been provided previously to the ASI Committee members. The ASI Committee requested further analyses be prepared by Mr. Klinges and considered the possibility of hiring a third-party financial advisor.

In response to Mr. Miller’s request on April 22, 2009, VRA met with Messrs. Miller and Hogue of the ASI Committee on April 30, 2009 to discuss the valuation methods VRA used in the analysis it prepared for the Logility Special Committee. As a result of that meeting and various subsequent discussions among the members of the ASI Committee, the ASI Committee requested that Mr. Klinges prepare for them information for their consideration utilizing variations of assumptions outlined by the ASI Committee to Mr. Klinges.

On May 4, 2009, all the members of the ASI Committee met. Prior to the meeting, each of the members was provided with analyses performed by Mr. Klinges that showed various valuation methods using multiples of various calculations of earnings and revenues. After deliberation, the ASI Committee determined to increase its offer price. The ASI Committee requested that Mr. Miller meet with Mr. Cooper to relay the developments.

Later on May 4, 2009, and prior to any discussion of the offer price, Mr. Cooper informed Mr. Miller that he had voluntarily resigned from the Logility Special Committee for personal reasons.

On May 6, 2009, Mr. Miller spoke with Parker H. Petit, a member of the Logility Special Committee, to advise him that the ASI Committee had determined to increase the $5.10 per share offer price to $6.35 per share. Later that day, after a telephonic meeting of the Logility Special Committee, Mr. Petit advised Mr. Miller that VRA would not be able to issue a fairness opinion if the price were not increased further. Mr. Petit offered to cause VRA to call Mr. Miller to again discuss the financial advisor’s methodology for determining fairness of the offering price.

On May 7, 2009, Mr. Miller and VRA spoke about VRA’s valuation methodology. VRA indicated that it would convey the substance of that conversation back to the Logility Special Committee.

Subsequently, on May 8, 2009 the Logility Special Committee met with VRA and reviewed the valuation arguments posed by Mr. Miller on behalf of the ASI Committee. At the request of the Logility Special Committee, VRA again called Mr. Miller to review the valuation counter-arguments of the Logility Special Committee. Mr. Miller suggested to VRA, after having reviewed with the other members of the ASI Committee the value analyses on various parameters, that the appropriate price for this offer might be $7.02, without formally making an offer at that level.

Mr. Miller confirmed with the ASI Committee that an offer at $7.02 would be acceptable, and on May 12, 2009, that information was conveyed to the Logility Special Committee through counsel to the respective special committees. The Logility Special Committee met that afternoon with VRA. The Logility Special Committee preliminarily determined that a $7.02 offer price was within the range of value which it deemed adequate, and VRA advised the Logility Special Committee that such price was within the range of value such that VRA would likely be able to issue a fairness opinion. Counsel to the Logility Special Committee conveyed those preliminary conclusions to counsel to the ASI Committee, together with the non-financial conditions and requirements to the offer that the Logility Special Committee would require for its recommendation of the offer to the Logility shareholders, namely (i) that the tender offer be conditioned upon the tender by a majority of the outstanding Shares not owned by American Software or its affiliates or the directors and executive officers of American Software or Logility (other than the members of the Logility Special Committee), (ii) that American Software be obligated to complete a short-form merger for the same price in cash promptly upon successful consummation of the tender offer, and (iii) that American Software not make any retributive or coercive threats to Logility or its shareholders (which conditions and requirements are reflected in this Offer to Purchase). Counsel to the ASI Committee also reconfirmed that American Software was not interested in selling its Shares. The ASI Committee met that evening and approved the price and non-financial conditions and requirements, subject to approval by the ASI Board. The ASI Board met immediately afterward and approved the price and the non-financial conditions and requirements.

On May 14, 2009, representatives of the Logility Special Committee informed representatives of the ASI Committee that the Logility Special Committee had unanimously determined that the tender offer is fair to Logility’s public shareholders, and that the Logility Special Committee would unanimously recommend, on behalf of Logility, that Logility’s shareholders accept the Offer and tender their Shares in the Offer.

Position of American Software Regarding the Fairness of the Offer

The rules of the Commission require us to express our belief to shareholders of Logility who are unaffiliated with American Software as to the fairness of the transaction. Our Board of Directors, based upon the unanimous recommendation of the Special Committee of our Board of Directors, unanimously determined that the Offer is fair to Logility’s shareholders (other than us and our affiliates) and unanimously approved the Offer.

Factors Supportive of Our Fairness Determination

We believe that the transaction is fair to Logility’s shareholders (other than us and our affiliates). We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

•

In the past two years, Logility has purchased approximately 211,163 Shares in the open market pursuant to its publicly announced share repurchase program. In making its previous purchases, Logility has not paid a premium on the market price per share. The Offer price represents a premium of:

•	approximately 40% to the $5.00 closing price of the Shares on March 18, 2009, the last trading day prior to the date we announced our intention to make the tender offer; and

•	52% to $4.61, the 10-day volume-weighted average trading price of the Shares on March 18, 2009, the last trading day prior to the date we announced our intention to make the tender offer.

•

The Offer price reflects the fact that we currently own approximately 88% of the Shares. Accordingly, the Offer and any short-form merger do not involve a change of control. As a result, the Offer price should not be expected to, and does not, reflect a control premium.

•

After the close of market on March 5, 2009, Logility announced its results for the fiscal quarter ended January 31, 2009. Those results included an increase over the same fiscal quarter one year prior of (i) 7% in total revenues, (ii) 57% in software license fees, (iii) 34% in services and other revenue and (iv) 313% in operating earnings. Logility does not provide earnings guidance to the financial markets, nor are we aware of published analyst reports that include projected operating results. We therefore cannot determine if the above operating results exceeded market expectations. We believe, however, that Logility’s operating results for such fiscal quarter were favorable, particularly in light of the overall condition of the U.S. and world economy. Accordingly, we believe that the closing price of the Shares on March 18, 2009, 13 days after the quarterly earnings report release, reflected the stock market’s reaction to a favorable earnings report.

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We have long held our equity interest in Logility and have never sold any Shares. We are not interested in pursuing a sale of all or any portion of our interest in Logility. Accordingly, a transaction with us acquiring all of the equity interest in Logility or having Logility continue as a publicly-traded entity, with us remaining as a controlling shareholder, are the only practical alternatives currently available.

•

The Offer provides Logility shareholders the opportunity to receive the Offer price in cash expeditiously. If Logility were maintained as publicly-traded entity, Logility shareholders only would be able to realize trading values for their Shares. The market for the Shares is less liquid relative to most other NASDAQ-listed companies because of Logility’s relatively small public float. Logility’s average daily trading volume over the last 12 months is 5,470 Shares, which ranks Logility within the fourth quartile of companies listed on NASDAQ in terms of average daily trading volume. The Offer also provides the opportunity for Logility’s shareholders to sell their shares without incurring brokerage and other costs typically associated with market sales.

•

The Offer price reflects the fact that we expect that the acquisition of the entire equity interest in Logility would generate annual pre-tax cost synergies and operating efficiencies of approximately $375,000 to $462,000 to us by reducing complexity and eliminating duplicative functions and public reporting and regulatory requirements.

•

There are no unusual requirements or conditions to the Offer, and there is no financing condition to the Offer. Accordingly, the Offer can be consummated by us expeditiously to the benefit of the unaffiliated shareholders tendering their shares.

In addition, we believe that the Offer is procedurally fair to shareholders of Logility who are unaffiliated with us, based on the following factors:

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The Offer cannot be consummated unless there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute at least a majority of the outstanding Shares not owned by us or our affiliates or the directors and executive officers of Logility or us (other than directors of Logility who constitute the special committee of independent directors formed to consider the Offer) immediately prior to the expiration of the Offer. This condition is non-waivable. We believe that this condition provides meaningful procedural protection for the unaffiliated shareholders of Logility.

•	Each of Logility’s unaffiliated shareholders will be able to decide whether or not to tender Shares in the Offer.

•

In deciding whether to tender, we expect that the unaffiliated shareholders will have an opportunity to consider the position of the Logility Special Committee as well as the reasons for that position.

•

Logility has formed a special committee comprised of independent directors to consider the terms and conditions of the Offer. Within 10 business days after the commencement of the Offer, Logility is required to state its position, if any, on the Offer and the reasons for its position on the Offer in a Schedule 14D-9 filed with the Commission and mailed to Logility’s shareholders.

•

We understand that the Logility Special Committee has been granted the authority to consider the terms and conditions of the Offer and recommend to Logility’s unaffiliated shareholders what action they should take, if any, with respect to the Offer.

•	Logility has informed us that the Logility Special Committee unanimously recommends, on behalf of Logility, that shareholders accept the Offer and tender their Shares pursuant to the Offer.

•	Unaffiliated shareholders will have sufficient time to make a decision whether to tender.

•	The Offer will remain open for 20 business days, unless extended by us.

•

If we amend the Offer to include any material additional information, we will, if necessary, allow adequate dissemination and investor response, and extend the Offer for a sufficient period to allow shareholders to consider the amended information.

•

If the majority-of-the-minority condition is satisfied and the tender offer is consummated, we will own Shares that constitute at least 90% of the outstanding Shares when combined with the shares that we currently own. We will promptly cause Logility to consummate a short-form merger under Georgia law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

•

If a short-form merger is consummated, shareholders who did not tender some or all of their respective Shares may, at that time, decline to receive the merger consideration and may exercise dissenters’ rights to receive the “fair value” of their untendered Shares by following the dissenters’ rights procedures under Georgia law. See “—Dissenters’ Rights; Rule 13e-3.”

Factors Not Supportive of Our Fairness Determination

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•

As to the Offer price, our financial interests are adverse to the financial interests of the Logility’s shareholders unaffiliated with us. In addition, as described under “—Interests of Certain Persons in the Offer,” officers and directors of Logility (other than members of the Logility Special Committee) have actual or potential conflicts of interest in connection with the Offer and any subsequent merger.

•

The Shares have historically traded at higher trading levels. Between March 19, 2008 and March 18, 2009, the last trading day prior to the date we announced our intention to make the tender offer, the reported closing price per Share of the Shares ranged from $4.00 on December 23, 2008 to $8.88 on April 18, 2008. During Logility’s fiscal year ended April 30, 2008, the trading price of Shares ranged from $5.56 to $14.85 per share. During Logility’s fiscal year ended April 30, 2007, the trading price of Shares ranged from $6.35 to $11.50 per share. In the initial public offering in 1997, the common stock of Logility was sold at $14.50 per share. This trading price history suggests that many shareholders of Logility may have acquired their Shares at prices significantly higher than current trading levels.

•

Any shareholder who tenders all of its Shares in the Offer or has its Shares converted into cash in the subsequent merger would cease to participate in the future earnings or growth, if any, of Logility and would not benefit from increases, if any, in the value of Logility, including any increases due to a general economic recovery.

•	The sale of Shares in the Offering is generally taxable to the selling shareholder. See “The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations.”

Factors Not Considered

•

In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of Logility. The liquidation value was not considered because Logility is a viable going concern and we have no plans to liquidate Logility. Therefore, we believe that Logility’s liquidation value is irrelevant to a determination as to whether the Offer is fair to unaffiliated shareholders. Further, we did not consider net book value, which is an accounting concept, as a factor, because we believe that net book value is not a material indicator of the value of Logility as a going concern but rather is indicative of historical costs. Logility’s net book value per Share as of April 30, 2008, calculated by dividing stockholders’ equity by the number of Shares outstanding, was $3.58.

•

We are not aware of any firm offers made by a third-party to acquire Logility during the past two years and in any event have no intention of selling the Shares we own. Accordingly, third-party offers were not considered in reaching our conclusion as to fairness.

•

Although no firm offers were made to acquire Logility in the past two years, in December, 2007 and January, 2008, Logility did receive several non-binding letters of intent from a private equity firm in conjunction with that firm’s interest in acquiring all the outstanding stock of American Software and Logility. A discussion of those negotiations is set forth in “Special Factors—Prior Negotiations and Contacts Related to Transactions Involving American Software and Logility.” For the reasons set forth below, we did not consider the discussions with the private equity firm in considering the fairness of the terms of the Offer:

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We believe that companies were valued by third parties differently in 2007 and early 2008 than in 2009 as a result of the general worsening of the economy and changes in the equity markets that occurred during that time period;

•

The NASDAQ Composite Index has shown dramatic volatility between May 22, 2007 and May 22, 2009, reaching a high of 2,859.12 on October 31, 2007 and a low of 1,268.64 on March 9, 2009. We believe this volatility makes comparisons of valuations during 2007 and early 2008 to current valuations non-meaningful.

•

Discussions with the private equity firm never culminated in a binding agreement and therefore there is no way to determine what final price might have been established by the parties. The private equity firm’s interest in Logility was contingent upon consummating a change-of-control transaction with American Software. In light of these considerations, the interest of the private equity firm in acquiring Logility contained too many contingencies to be a factor in considering the fairness of our Offer.

•

The private equity firm’s discussions of pricing in connection with its potential acquisition of Logility shares included a control premium for Logility’s stock. Our Offer does not reflect a control premium because we already own approximately 88% of the outstanding stock of Logility.

The foregoing discussion summarizes the material information and factors we considered, including factors that support as well as weigh against the Offer and is not intended to be exhaustive. In view of the variety and the amount of information considered, we did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to these factors in reaching our conclusion. Our view as to the fairness of the transaction to the unaffiliated shareholders of Logility should not be construed as a recommendation to any shareholder as to whether that shareholder should tender in the Offer.

Prior Negotiations and Contacts Related to Transactions Involving American Software and Logility

From the fourth quarter of 2006 through the first quarter of 2008, American Software was intermittently involved in discussions with a private equity firm (“Firm A”) that expressed interest in acquiring all the outstanding stock of American Software. In the fourth quarter of 2007 and first quarter of 2008, Firm A also expressed an interest in acquiring all the outstanding stock of Logility not already owned by American Software in connection with Firm A’s proposed acquisition of American Software. The material contacts and negotiations associated with the expression of interest of Firm A are described below.

In 2006, James C. Edenfield, Chairman of American Software’s board of directors, received unsolicited preliminary inquiries from investment banks and private equity firms in connection with such banks’ and firms’ potential acquisition of American Software. On November 2, 2006, the board of American Software determined to engage a financial advisor to assist American Software in evaluating inquiries concerning a potential change-in-control transaction.

On February 20, 2007, the board of directors of Logility met. At the meeting, James C. Edenfield, Chairman of Logility’s board of directors, reviewed the status of the process American Software was involved in concerning preliminary inquiries from investment banks and private equity firms. The board of directors of Logility considered its obligations to take action in the event that American Software, its majority shareholder, engaged in a change-in-control transaction.

In February, 2007, American Software and its financial advisor reviewed preliminary indications of interest received from potential acquirors. American Software’s financial advisor was instructed to invite several potential acquirors to submit bids. Firm A was the only potential acquiror to submit an expression of interest beyond those preliminary inquiries that were already received.

In March, 2007, Firm A submitted an oral proposal followed by a non-binding letter of intent dated March 2, 2007, through American Software’s financial advisor, for the purchase of all the outstanding stock of American Software. Representatives of American Software, its financial advisor, and Firm A continued preliminary discussions throughout March and into April, 2007. During the discussions, American Software’s stock price rose to a level such that the prices discussed with Firm A did not reflect a meaningful premium to the market price of American Software’s stock. In April, 2007, American Software, its financial advisor, and Firm A terminated discussions by mutual agreement of the parties.

On May 14, 2007, and as a result of termination of the discussions between American Software, its financial advisor, and Firm A, American Software formally terminated its engagement agreement with its financial advisor.

In early November, 2007, American Software received an unsolicited renewed indication of interest from Firm A.

On November 14, 2007, the status of the renewed indication of interest from Firm A for a potential acquisition of American Software was discussed with the board of directors of Logility.

On November 18, 2007, Firm A submitted a non-binding letter of intent to American Software proposing to acquire all the outstanding stock of American Software. In response to Firm A’s renewed indication of interest, American Software re-engaged its financial advisor to review the terms of the non-binding letter of intent and to conduct discussions thereafter.

On November 19, 2007, the board of directors of American Software discussed Firm A’s non-binding letter of intent dated November 18, 2007 with its financial and other advisors.

On each of November 26, 2007, and December 5, 2007, Firm A submitted revised non-binding letters of intent to American Software.

On November 29, 2007, Firm A submitted a non-binding letter of intent to Logility in which Firm A expressed its interest in acquiring all the shares of Logility not already owned by American Software. The proposed transaction was made in conjunction with the expressions of interest that Firm A made to acquire American Software, and consummation of the proposed transaction was contingent upon Firm A’s successful acquisition of American Software.

On December 10, 2007, the board of directors of American Software met and discussed the timeline of activities that had recently occurred and to consider the most recent non-binding letter of intent from Firm A. James C. Edenfield advised the board of directors of American Software that the board of directors of Logility had received an expression of interest from Firm A concerning the acquisition of all the shares of Logility not already owned by American Software. The board of directors of American Software advised its financial advisor that the most recent non-binding letter of intent did not provide a sufficient premium and that it would discontinue discussions with Firm A.

On January 7, 2008, Firm A submitted a further revised non-binding letter of intent to American Software expressing its interest in acquiring all the stock of American Software. At a meeting on January 10, 2008, the board of directors of American Software reviewed the non-binding letter of intent with American Software’s financial advisor. After discussing the non-binding letter of intent, the board of directors of American Software authorized American Software to enter into the non-binding letter of intent.

On January 14, 2008, Firm A submitted a non-binding letter of intent to Logility in which Firm A expressed its interest in acquiring all the shares of Logility not already owned by American Software at a price in excess of the Offer price per Share. The transaction proposal was made in conjunction with the expression of interest that Firm A made to acquire American Software, and consummation of the proposed transaction was contingent upon Firm A’s successful acquisition of American Software. The board of directors of Logility did not sign the non-binding letter of intent due to its concern that the proposed transaction with American Software was unlikely to be consummated and that incurring fees and expenses of a special committee and its advisors would be premature and unnecessary at that time.

On or about January 17, 2008, Firm A withdrew its non-binding letters of intent. American Software understands that the primary reason for Firm A’s withdrawal was Firm A’s increasing concerns about deteriorating economic conditions in the U.S. and world markets.

On February 18, 2008, the board of directors of American Software determined to end further discussions with Firm A regarding the proposed transaction.

On February 20, 2008, the board of directors of Logility was advised that Firm A had withdrawn its interest in acquiring all the shares of Logility not already owned by American Software, and the board of directors of Logility determined to end further discussions with Firm A regarding the proposed transaction.

Purpose and Structure of the Offer; Our Reasons for the Offer

We are offering to purchase all of the Shares not currently owned by us at $7.02 per Share net to the seller in cash, without interest. The purpose of this Offer is to acquire as many Shares as possible as a first step in acquiring the entire equity interest in Logility. If the majority-of-the-minority condition is satisfied and the tender offer is consummated, we will own Shares that constitute at least 90% of the outstanding Shares when combined with the shares that we currently own. If the Offer is consummated, we will cause Logility to consummate, as soon as reasonably practicable, a short-form merger in which all outstanding Shares not owned by us will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest. Under Georgia law, if we own at least 90% of the outstanding Shares, we would be able to effect a short-form merger without a vote of, or prior notice to, Logility’s Board of Directors or Logility’s shareholders. In the short-form merger, we will merge Logility into a wholly-owned subsidiary that we will form for the specific purpose of the merger. The new subsidiary will be the surviving corporation and will assume and succeed to all the assets and liabilities of Logility and will be called Logility, Inc.

We did not consider structural alternatives to the Offer. In determining to structure the transaction, we particularly considered the following:

•

A tender offer would permit us to acquire the remaining interest in Logility that we do not currently own on an expeditious basis and provide Logility’s public shareholders with a prompt opportunity to receive cash in exchange for their Shares.

•	A tender offer followed by a short-form merger is a common means of effecting an acquisition.

•	A tender offer does not compel Logility shareholders to sell their Shares, and the Offer and the short-form merger will not be effected unless the majority-of-the-minority condition is satisfied.

•

If the short-form merger occurs, shareholders who do not tender their Shares in the Offer and who otherwise comply with applicable requirements may decline the merger consideration and exercise dissenters’ rights in connection with the short-form merger under Georgia law.

We decided to pursue the Offer for a number of related reasons. First, we believe that full ownership of Logility would allow us to fully realize cost synergies and to improve operational efficiencies by reducing complexity and eliminating duplication in finance and accounting functions and by eliminating the regulatory cost of Logility’s separate compliance with laws and regulations that apply to publicly held entities. We are already effectively sharing technologies, assets, capabilities, knowledge and expertise, so no other major synergies are expected after a short-form merger.

Second, our executives have from time to time when undergoing a strategic review of us and our businesses considered acquiring the equity interest in Logility that we do not own in order to, among other things, potentially make Logility’s cash flow available to us. Logility’s net cash flow provided by operating activities was $13.2 million and $10.8 million for the years ended April 30, 2008 and 2007, respectively. The cash generated by Logility’s operations is not freely available for our use because Logility is not wholly owned by us. Access to Logility’s cash flow may be a significant benefit to us.

Third, we have sufficient cash and cash equivalents on hand to acquire the Shares without incurring debt and while maintaining adequate additional cash reserves for other purposes. We believe that this use of cash provides for a greater benefit to us than any alternative use of cash of which we are aware.

Plans for Logility After the Offer; Certain Effects of the Offer

We intend to hold Shares acquired by us pursuant to the Offer. Following the purchase of Shares pursuant to the Offer, we will own at least 90% of the outstanding Shares and will cause Logility to consummate, as soon as reasonably practicable, a short-form merger in which all outstanding Shares not owned by us will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest. In the short-form merger, we will merge Logility into a wholly-owned subsidiary that we will form for the specific purpose of the merger. The new subsidiary will be the surviving corporation and will assume and succeed to all the assets and liabilities of Logility and will be called Logility, Inc.

Following the purchase of Shares pursuant to the Offer, but before a merger is consummated, Logility will continue as a publicly reporting company. When a merger takes place, Logility will no longer have any publicly-traded equity securities outstanding, and we intend to promptly cause Logility to terminate its public reporting obligations with the Commission once the requirements for terminating such obligations are satisfied. If a merger is undertaken, shareholders at that time will be entitled to exercise their dissenters’ rights under Georgia law to receive the “fair value” of their Shares by following the dissenter’s rights procedures under Georgia law.

Except as otherwise described in this Offer to Purchase, we have no current plans, proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the short-form merger described above), reorganization or liquidation involving Logility; (ii) any purchase, sale or transfer of a material amount of assets of Logility; (iii) any material change in Logility’s present dividend policy; (iv) any change in Logility’s Board of Directors or management; or (v) any other material change in Logility’s corporate structure or business (other than changes to integrate Logility and American Software in the event of a short-form merger).

In connection with the Offer, we expect to review Logility and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following a merger in order to best organize and integrate the activities of Logility and American Software, including evaluating the current members of Logility’s Board of Directors in light of the termination of any director independence requirements once Logility becomes a wholly-owned subsidiary. We expressly reserve the right to make any such changes that we deem necessary or appropriate in light of our review or in light of future developments. In addition, we regularly review acquisition opportunities in our industry and may pursue such opportunities when appropriate.

As a result of the Offer, our interest in Logility’s net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of a merger, our interest in such items will increase to 100%, and we and our subsidiaries will be entitled to all benefits resulting from that interest, including all cash flow generated by Logility’s operations and any future increase in Logility’s value. Similarly, we will also bear the risk of losses generated by Logility’s operations and any decrease in the value of Logility after a merger.

When a merger takes place, Logility will no longer have any publicly-traded equity securities outstanding, and we intend to promptly cause Logility to terminate its public reporting obligations with the Commission once the requirements for terminating such obligations are satisfied. Accordingly, former shareholders of Logility will not have the opportunity to participate in the earnings and growth of Logility after a merger and will not have any right to vote on corporate matters. Similarly, former shareholders of Logility will not face the risk of losses generated by Logility’s operations or decline in the value of Logility after a merger. Upon the completion of a merger, our interest in Logility would increase from 88% on a fully-diluted basis to 100%. Based on Logility’s results for the fiscal quarter ended January 31, 2009 and assuming completion of the short-form merger as of January 31, 2009, this increase would result in our beneficial interest in Logility’s net book value as of January 31, 2009, and net profit for the fiscal quarter ended January 31, 2009, increasing by approximately $6.1 million and $212,000, respectively.

We believe that the employees of Logility are important to the business and operations of Logility, and we plan to work with management of Logility to minimize disruption to Logility’s workforce and to implement proper incentives for those personnel to continue working for the profitability of Logility after the post-Offer merger.

Conduct of Logility’s Business if the Offer Is Not Completed

If the Offer is not completed because the majority-of-the-minority condition or another condition is not satisfied or waived, we expect that Logility’s current management will continue to operate Logility’s business substantially as presently operated. However, we anticipate that if the Offer is not completed, we will reevaluate the capital structure and capital management policies of Logility. In particular, we may consider:

•

not taking any action at that time, including not purchasing any Shares, in which case the public shareholders of Logility would receive no cash for their Shares (except through sales in the open market) and would bear the risk that the trading price per Share could decline to a price that is less than the Offer price;

•

purchasing Shares in the open market or privately-negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger under Georgia law), and such purchases would be made at either market prices at the time of purchase or privately-negotiated prices, respectively, which may be higher or lower than or the same as the Offer price;

•	making a new tender offer; and/or

•	consummating a merger or other business combination with Logility, subject to compliance with Georgia law.

If we were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Logility to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public shareholders of Logility that are more or less than or the same as the Offer price.

Dissenters’ Rights; Rule 13e-3

Under Georgia law, shareholders will not have dissenters’ rights to payment of fair value of their Shares in connection with the Offer. However, if a short-form merger is consummated under Georgia law, each holder of Shares at the effective time of the merger will have the right under Article 13 of the Georgia Business Corporation Code (“Article 13”) to exercise dissenters’ rights for payment of fair value of the holder’s Shares. The fair value determined by exercising dissenters’ rights could be more or less than or equal to the price per share to be paid in the short-form merger.

The following summarizes provisions of Article 13 regarding dissenters’ rights that would be applicable in connection with a short-form merger. This discussion is not a complete statement of law pertaining to dissenters’ rights under Georgia law and is qualified in its entirety by the full text of Article 13, which is attached as Schedule C to this Offer to Purchase.

All references in Article 13 to a “shareholder,” and in this summary to a “shareholder” or to a “holder,” are to the record shareholder or beneficial shareholder of the Shares as to which dissenters’ rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect dissenters’ rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that shareholders exercise their dissenters’ rights.

Notice of Dissenters’ Rights after Merger Closing

Within 10 days after the closing of a short-form merger under Georgia law, Logility will notify in writing all shareholders entitled to assert dissenters’ rights that the short-form merger was consummated. The written notice will also (i) state the location where the payment demand must be sent and where and when certificates for certificated Shares must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of the Shares will be restricted after the payment demand is received, (iii) set a date by which we must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the written notice is delivered, and (iv) includes a copy of Article 13.

A shareholder who does not send us a demand for payment and deposit his or her certificates by the date set forth in the dissenters’ notice will no longer be entitled to dissenters’ rights.

Electing Dissenters’ Rights

To exercise dissenters’ rights, the record holder of Shares must demand payment and deposit his certificates in accordance with the terms of the written notice of dissenters’ rights. A record shareholder who does not demand payment and deposit his certificates in accordance with the terms of the written notice of dissenters’ rights is not entitled to payment for his Shares under Article 13.

Only Record Holders May Exercise Dissenters’ Rights

Only a record holder of Shares is entitled to demand payment for the Shares in that holder’s name. A record holder is the person in whose name Shares are registered in our records or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with us. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•

An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•

A holder of record, such as a broker, who holds Shares as nominee for a beneficial owner, may exercise a holder’s dissenters’ rights with respect to Shares held for all or less than all of those beneficial owners’ interest. In that case, the written demand for payment should set forth the number of Shares covered by the demand for payment. If no number of Shares is expressly mentioned, the demand for payment will be presumed to cover all Shares standing in the name of the record holder. Logility’s shareholders who hold their Shares in brokerage accounts or through any other nominee and wish to exercise dissenters’ rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise dissenters’ rights in respect of their Shares.

Offer of Payment

Within 10 days of receipt of the payment demand, Logility will send to each dissenting shareholder who complied with Article 13 an offer to pay the amount Logility estimates to be fair value of this or her Shares, plus accrued interest. The offer of payment will be accompanied by (i) Logility’s financial statements as of and for the most recently ended fiscal year and as of and for the most available interim financial statements, (ii) a statement of Logility’s estimate of the fair value of the Shares, (iii) an explanation of how interest was calculated, (iv) a statement of the dissenter’s right to demand payment under Section 14-2-1327 of Article 13, and (v) a copy of Article 13.

If the dissenting shareholder accepts this offer of payment by written notice to Logility or does not respond within 30 days, Logility will make payment within 60 days of the offer of payment. If the shareholder believes that the amount offered in the offer of payment is less than the fair value of the Shares or that the interest due is incorrectly calculated, the shareholder may notify Logility in writing within 30 days after the offer of payment the shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment of this amount.

Judicial Valuation of Fair Value of Shares

If demand for payment remains unsettled, Logility will commence a non-jury equitable valuation proceeding in the Superior Court of Fulton County, Georgia within 60 days after receiving the demand for payment. If Logility does not commence the proceeding with the 60-day period, Logility must pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter will be made a party to the proceeding, whether or not a resident of the State of Georgia. Each dissenter made a party to the proceeding will be entitled to judgment for the amount the court determines to be the fair value of the shares, plus interest to the date of judgment.

Failure to strictly comply with all of the procedures set forth in Article 13 of the Georgia Business Corporation Code may result in the loss of a shareholder’s dissenters’ rights (in which event, a former shareholder will be entitled to receive the merger consideration in accordance with the terms of the merger). Any shareholder who considers demanding dissenters’ rights is advised to consult legal counsel.

Shareholders who tender shares in the Offer will not be entitled to exercise dissenters’ rights with respect thereto, but, rather, will receive the price paid in the Offer therefor.

Rule 13e-3

Because we are an affiliate of Logility, the transactions contemplated in this Offer to Purchase constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Logility and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Offer and such merger. We have provided such information in this Offer to Purchase and a tender offer statement on Schedule TO and the exhibits thereto filed with the Commission.

Security Ownership of Certain Beneficial Owners

The following table provides information as of May 12, 2009 with respect to the Shares beneficially owned by (i) each of the directors and executive officers of American Software and, to our knowledge, Logility and (ii) each person known by us to own more than 5% of the outstanding Shares. Beneficial ownership in this table is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Shares subject to options held by that person that are currently exercisable or will become exercisable within 60 days after May 12, 2009, are deemed beneficially owned and shown in the table, while such Shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Such percentage ownership of a person was calculated based on 12,865,145 Shares outstanding on May 12, 2009.

Name of Beneficial Owner	Amount of Common Stock of Logility		Percent of Common Stock of Logility
American Software, Inc.	11,300,000		87.8%

Directors of American Software:
James C. Edenfield(a)	11,300,000	(c)	87.8%
Thomas L. Newberry	11,300,000	(c)	87.8%
J. Michael Edenfield(b)	125,500	(d)		*
W. Dennis Hogue	-0-		—
John J. Jarvis	-0-		—
James B. Miller, Jr.	-0-		—
Thomas L. Newberry, V	-0-		—

Officers of American Software:
Jeffrey W. Coombs(e)	5,200			*
Vincent C. Klinges(f)	5,000	(g)		*
James R. McGuone(h)	-0-		—

Directors of Logility:
Frederick E. Cooper	41,000	(g)		*
Parker. H. Petit	44,000	(i)		*
Dr. John A. White	44,500	(i)		*

Officers of Logility:
H. Allan Dow(j)	150,221	(k)	1.2%
Donald L. Thomas(l)	28,200	(g)		*

*	Less than 1%

(a)	James C. Edenfield is also President, Chief Executive Officer and Treasurer of American Software and Chairman of the Board of Directors of Logility.

(b)	J. Michael Edenfield is also Executive Vice President of American Software and Chief Executive Officer, President, and a director of Logility.

(c)

Consists solely of shares held by American Software, Inc. Mr. Edenfield and Dr. Thomas L. Newberry have filed amended Schedule 13Gs with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares of American Software beneficially held by them. Mr. Edenfield and Dr. Newberry together own or have the option to acquire within 60 days 100% of the outstanding Class B Common Shares of American Software. If all Class B Common Shares were converted into Class A Common Shares, Mr. Edenfield and Dr. Newberry would share beneficial ownership of 3,171,811 Class A Common Shares of American Software, which would represent approximately 12.4% of the total Class A Common Shares after such conversion. Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the

Board of Directors of American Software. Accordingly, both Mr. Edenfield and Dr. Newberry may be deemed to share beneficial ownership of the Common Stock of Logility held by American Software by virtue of this voting control.

(d)	Includes 74,000 Shares subject to 60-day options.

(e)	Jeffrey W. Coombs is Senior Vice President of American Software USA, Inc.

(f)	Vincent C. Klinges is Chief Financial Officer of American Software and Chief Financial Officer of Logility.

(g)	Consists of Shares subject to 60-day options.

(h)	James R. McGuone is Vice President, General Counsel and Secretary of American Software and Logility.

(i)	Includes 40,000 Shares subject to 60-day options.

(j)	H. Allan Dow is Executive Vice President of Sales and Marketing of Logility.

(k)	Includes 109,000 Shares subject to 60-day options.

(l)	Donald L. Thomas is Vice President, Customer Service of Logility.

Security Ownership with Respect to the Majority-of-the-Minority Condition

This Offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute at least a majority of the outstanding Shares not owned by us or our affiliates or the directors and executive officers of Logility or us (other than members of the Logility Special Committee) immediately prior to the expiration of the Offer. For purposes of determining the number of Shares owned by us and our affiliates or the directors and executive officers of Logility or us (other than members of the Logility Special Committee), we have included all Shares shown as beneficially owned in the beneficial ownership table set forth above in “—Security Ownership of Certain Beneficial Owners” by such persons, but excluded from each person’s Share ownership the Shares that may be issued upon exercise of options within 60 days after May 12, 2009 that are deemed outstanding pursuant to the rules of the Commission. Accordingly, we own 11,300,000 Shares, and the directors and executive officers of Logility and us (other than members of the Logility Special Committee) own an aggregate of approximately 11,398,921 Shares. In determining the number of Shares that we estimate are required to satisfy the majority-of-the-minority condition, we have assumed that all outstanding Logility stock options with an exercise price less than $7.02 per Share will be conditionally exercised. Stock options that are conditionally exercised, other than those owned by directors and executive officers of American Software and Logility, but including those owned by members of the Logility Special Committee, will be counted towards the determination whether the majority-of-the-minority condition is satisfied.

The following table sets forth the calculation of our estimate of the number of Shares required to be tendered to satisfy the majority-of-the-minority condition.

As of May 12, 2009
Shares outstanding	12,860,145
Shares issuable upon exercise of outstanding stock options with an exercise price less than $7.02 per Share (other than options owned by directors and executive officers of American Software and Logility,but including those owned by members of the Logility Special Committee)	234,250
Shares owned by American Software and its affiliates	(11,300,000)
Shares owned by directors and executive officers of American Software and Logility (other than those included as affiliates of American Software)	(98,921)

1,695,474

50% of the minority Shares outstanding	847,737
Plus 1 Share	1

Majority of the minority	847,738

The foregoing calculation of the majority-of-the-minority condition is based on information available to us as of May 12, 2009. The actual number of Shares necessary to satisfy the majority-of-the-minority condition may be different than our current estimate because the calculation will occur as of time immediately prior immediately prior to the expiration of the Offer.

Transactions and Arrangements Concerning the Shares

To our knowledge, no transaction in the Shares, except as set forth on Schedule B, have been effected in the past 60 days by (i) us, our executive officers, directors, affiliates and any associates or (ii) Logility or its executive officers, directors, affiliates and any associates.

Since May 22, 2007, we have made no purchases of Shares. Since May 22, 2007, no purchases of Shares were made by Logility, except as set forth on Schedule B.

On August 7, 2007, we entered into a Stock Option Agreement with Logility pursuant to which we have the right to maintain at least an 80% ownership position in Logility’s Shares. This Stock Option Agreement was an extension of the original Stock Option Agreement between Logility and us entered into in 1997, which had a 10-year term. Neither we nor, to our knowledge, any of our directors or executive officers or any other person controlling us is a party to any contract, arrangement, understanding or relationship, other than the Stock Option Agreement and other than employee stock options, with any other person relating, directly or indirectly, to, or in connection with, the Offer, with respect to any securities of Logility (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Except as described in this Offer to Purchase, since May 22, 2007, no negotiations, transactions, or material contacts concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of Logility, an election of directors of Logility or a sale or other transfer of a material amount of Logility’s assets, has been entered into or has occurred between any of Logility or any of its affiliates and us or, to our knowledge, between Logility or any of its affiliates and any unaffiliated person.

To our knowledge and with the exception of Shares offered or sold pursuant to Logility’s Registration Statement on Form S-8, as amended (Registration No. 333-136817), since May 22, 2007, Logility has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933, as amended, or (ii) exempt from registration under the Securities Act.

We know that each of Logility’s executive officers and directors, including those who are executive officers and directors of us, intend to tender any Shares they may hold pursuant to the Offer.

Logility’s Board of Directors formed a special committee consisting of independent directors to consider the merits of our proposed tender offer, and we have been informed that the Logility Special Committee unanimously recommends, on behalf of Logility, that shareholders accept the Offer and tender their Shares pursuant to the Offer. Logility will file a Schedule 14D-9 with the Commission to advise shareholders of the Logility Special Committee’s recommendation with respect to the tender offer price of $7.02 concurrently with this Offer to Purchase. However, the consummation of the tender offer does not require the approval or recommendation of Logility’s Board of Directors or the special committee. Other than as described in this paragraph, American Software does not have any knowledge as to whether any executive officer, director, or affiliate of Logility has made a recommendation either in support of or opposed to the Offer.

Related Party Transactions

Our Relationship with Logility

In November 1997, Logility completed an initial public offering of 2,530,000 shares of common stock. Prior to that time, Logility was our wholly-owned subsidiary operating as the supply chain planning software group, warehouse management software group and transportation management group. In anticipation of such offering, Logility and we entered into a number of agreements for the purpose of defining certain relationships between the parties (the “Intercompany Agreements”). The more significant of the Intercompany Agreements are summarized below. As a result of our ownership interest in Logility, the terms of such agreements were not the result of arms-length negotiation. Logility’s management believes, however, that the fees for the various services provided do not exceed fees that would be paid if such services were provided by independent third parties.

Services Agreement

We have entered into a Services Agreement (the “Services Agreement”) with Logility with respect to certain services to be provided by us or our subsidiaries to Logility. The Services Agreement provides that such services are provided in exchange for fees equivalent to fees that would be paid if such services were provided by independent third parties. The services provided by us to Logility under the Services Agreement include, among other things, certain accounting, cash management, corporate development, employee benefit plan administration, human resources and compensation, general and administrative services and risk management and tax services. In addition to these services, we have agreed to allow eligible employees of Logility to participate in certain of our employee benefit plans.

Logility has agreed to reimburse us for our costs (including any contributions and insurance premium costs and including third-party expenses and allocations of certain personnel expenses), generally in accordance with past practice, relating to the participation by its employees in any of our benefit plans.

The Services Agreement had an initial term of three years and is renewed automatically thereafter for successive one-year terms unless either Logility or we elect not to renew its term by giving proper notice. Logility will indemnify us against any damages that we may incur in connection with our performance of services under the Services Agreement (other than those arising from our gross negligence or willful misconduct), and we will indemnify Logility against any damages arising out of our gross negligence or willful misconduct in connection with its rendering of services under the Services Agreement. For Logility’s fiscal years ended April 30, 2008, 2007 and 2006, the amounts paid by Logility to us pursuant to this agreement were $1.3 million, $1.4 million and $1.3 million, respectively.

Facilities Agreement

We have entered into a Facilities Agreement (the “Facilities Agreement”) with Logility, which provides that Logility may occupy space located in certain facilities owned or leased by us or our subsidiaries. The Facilities Agreement had an initial term of two years and is renewed automatically thereafter for successive one-year terms unless either Logility or we elect not to renew its term. The Facilities Agreement may be terminated upon 30 days’ written notice by Logility for any reason with respect to any particular facility. Logility’s leasing of space at any facility under the Facilities Agreement is limited by the term of the underlying lease between a landlord and us with respect to any facility leased by us and by the disposition by us of any facility owned by us. For Logility’s fiscal years ended April 30, 2008, 2007 and 2006, the amounts paid by Logility to us pursuant to this agreement were $428,000, $417,000 and $411,000, respectively. Included in these amounts are lease expense, utilities expense, telephone expense, and security expense.

Tax Sharing Agreement

Logility is included in our federal consolidated (and certain state consolidated returns) income tax group, and its federal and certain state income tax liability will be included in the consolidated federal and certain state income tax liability of us and our subsidiaries. We have entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Logility pursuant to which Logility and us will make payments between us such that the amount of taxes to be paid by Logility, subject to certain adjustments, will be determined as though Logility were to file separate federal, state, and local income tax returns, rather than as a consolidated subsidiary of us. Pursuant to the Tax Sharing Agreement, under certain circumstances, Logility will be reimbursed for tax attributes that we generate after deconsolidation of Logility from our consolidated tax group, such as net operating losses and loss carry forwards. Deconsolidation is effective if and when our ownership of Logility falls below 80%. No such deconsolidation is currently in process. Such reimbursement, if any, will be made for utilization of Logility’s losses only after such losses are utilized by us. For that purpose, all our losses and our consolidated income tax group will be deemed utilized in the order in which they are recognized. Logility will pay us a fee intended to reimburse us for all direct and indirect costs and expenses incurred with respect to our share of the overall costs and expense incurred by us with respect to tax related services. In addition to other matters, Logility recognizes a payable to American Software when stock option benefits generated from American Software options exercised by Logility’s employees are realized.

Technology License Agreement

We have entered into a Technology License Agreement (the “Technology License Agreement”) with Logility pursuant to which Logility has granted us a non-exclusive, worldwide license to use, execute, reproduce, display, modify, and prepare derivatives of the Logility Voyager Solutions product line, provided such license is limited to maintaining and supporting users that have licensed Logility Voyager Solutions products from us. Pursuant to the Technology License Agreement, Logility and we are required to disclose to one another any and all enhancements and improvements which they may make or acquire in relation to a Logility Voyager Solutions product, subject to confidentiality requirements imposed by third parties. The term of the Technology License Agreement is indefinite, although we may terminate the Technology License Agreement for cause, and we may terminate the Technology License Agreement at any time upon 60 days’ prior written notice to us. Upon termination of the Technology License Agreement, all rights to Logility Voyager Solutions products licensed by Logility to us revert to Logility, while all rights to enhancements and improvements made by us to Logility Voyager Solutions products revert to us.

Intercompany Loans

As a result of the various transactions between Logility and us, amounts payable to and receivable from us arise from time to time. At January 31, 2009, Logility owed us approximately $650,000 of intercompany receivables.

Interests of Certain Persons in the Offer

Interlocking Directors and Officers

In considering the Offer and any position taken by Logility with respect to the Offer, shareholders should be aware that certain officers and directors of Logility and us have interests in the Offer which may present them with certain actual or potential conflicts of interest. Currently, of the five directors of Logility, two, James C. Edenfield and J. Michael Edenfield, are also directors and executive officers of us. In addition, J. Michael Edenfield is the son of James C. Edenfield. In addition, Vincent C. Klinges currently serves as the Chief Financial Officer of both Logility and us, and James R. McGuone serves as Vice President, General Counsel and Secretary of both Logility and us.

Due to the actual or potential conflicts of interest of two of our seven directors, we formed a special committee of our Board of Directors to consider a tender offer for all the outstanding Shares of Logility not currently owned by us. The members of that special committee are W. Dennis Hogue, John J. Jarvis and James B. Miller, Jr.

In response to our public announcement on March 18, 2009, that we intend to commence a tender offer, Logility’s Board of Directors formed a special committee consisting of its independent directors to consider the merits of our proposed tender offer. The special committee will advise Logility’s shareholders of Logility’s position with respect to the tender offer within 10 business days of the commencement of the tender offer. However, the consummation of the Offer does not require the approval or recommendation of Logility’s Board of Directors or the special committee.

We currently have no plans to alter or change the composition or size of Logility’s Board of Directors following the Offer. However, as part of any short-form merger upon us obtaining at least 90% of the outstanding Shares, we intend to reevaluate the current members of Logility’s Board of Directors in light of the termination of any director independence requirements once Logility becomes a wholly-owned subsidiary.

Certain Interests of American Software

Shareholders also should be aware that we have certain interests that present actual or potential conflicts of interest in connection with the Offer, including that our financial interests with regard to the price per Share offered in the Offer are generally adverse to the financial interests of the shareholders being asked to tender their Shares. As a result of our beneficial ownership of approximately 87.8% of the outstanding Shares, we control Logility.

Employee Stock Options

Certain officers and directors of Logility hold vested and unexercised employee stock options. Such options may be conditionally exercised or exercised in accordance with the terms of the applicable stock plan of Logility. If the officers and directors of Logility continue to hold stock options after expiration of the Offer but before consummation of a short-form merger, they will be entitled to exercise such stock options and receive the right to cash equal to the same price per Share as was paid in the Offer, without interest. If the officers and directors of Logility continue to hold stock options after consummation of the short-form merger, we anticipate taking appropriate action to issue options to purchase shares of our Class A common stock in replacement of outstanding options to purchase common stock of Logility.

We understand that officers and directors of Logility who own stock options with an exercise price less than $7.02 per share intend to conditionally exercise such stock options prior to expiration of the Offer.

Indemnification and Insurance

We expect that all rights to indemnification and advancement of expenses currently in effect in favor of the present and former directors and officers of Logility, as provided in Logility’s Amended and Restated Articles of Incorporation and Amended and Restate Bylaws, with respect to matters occurring prior to the consummation of the Offer and any short-form merger will survive the consummation of the Offer and any short-form merger and will continue in full force and effect thereafter. We and Logility have entered into a Director Indemnification Agreement with each of our and Logility’s respective directors that provides for indemnification and advancement of expenses to the fullest extent permitted by Georgia law.

THE TENDER OFFER

Section 1—Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn by the Expiration Date in accordance with the procedures set forth in “—Section 4—Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on June 22, 2009, unless we have extended the period during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

We may waive any or all of the conditions to our obligation and right to purchase Shares pursuant to the Offer, except the majority-of-the-minority condition. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived (except the majority-of-the-minority condition, which may not be waived), we may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions (except the majority-of-the-minority condition which may not be waived) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended. See “—Section 12 —Conditions to the Offer.”

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect, except the majority-of-the-minority condition, which may not be waived. We acknowledge that (i) the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events specified in “—Section 12—Conditions to the Offer” without extending the period of time during which the Offer is open.

We have the right to extend the Offer beyond the Expiration Date for any of the following reasons: (i) from time to time if, at the Expiration Date, any of the conditions to the Offer have not been satisfied or waived (except the majority-of-the-minority condition, which may not be waived); or (ii) for any period required by any rule, regulation, interpretation or position of the Commission or any period required by or advisable under applicable law.

In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Date of the Offer, we may extend the expiration date of the Offer in such increments as we may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) the determination that such conditions are not reasonably capable of being satisfied.

We will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all the conditions to the Offer are satisfied or waived on the Expiration Date. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we are delayed in making payment for the Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “—Section 4—Withdrawal Rights.” However, our ability to delay the payment for Shares which we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(e) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that, as a general rule, an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

We have Logility’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Logility’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

Section 2—Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. If we desire to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, we will otherwise extend the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Section 3—Procedures For Tendering Shares,” (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary, as agent for the tendering shareholders, of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “—Section 3—Procedures For Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

If, on or prior to the Expiration Date, we shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3—Procedures for Tendering Shares

Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term “Agent’s Message” means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer

The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be made through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the NYSE Medallion Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If a shareholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer.

The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer (other than the majority-of-the-minority condition) or any defect or irregularity in the tender of any particular Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and our interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification or for any such determination.

Other Requirements

By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints our designees as such shareholder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of Logility’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

Our acceptance for payment of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Stock Options

The Shares that may be tendered in the Offer include Shares issuable upon exercise of Logility stock options; however, the Offer is only for Shares and not for the stock options themselves. If you hold vested and unexercised stock options and you wish to participate in the Offer, you may participate in one of the following ways:

(i) You may conditionally exercise all or part of your vested and unexercised stock options that have an exercise price per Share less than $7.02 per Share (“Eligible Options”). To conditionally exercise all or a part of your Eligible Options, you must execute and deliver to Logility by 12:00 midnight, New York City time, on June 19, 2009, a “Notice of Conditional Exercise,” which will be provided to holders of Eligible Options by American Software in a document entitled “Instructions and Notice of Conditional Exercise.” Holders of Eligible Options who elect to conditionally exercise their Eligible Options may not use the Letter of Transmittal and instead must use the Notice of Conditional Exercise to conditionally exercise their Eligible Options.

Eligible Options that are conditionally exercised will be deemed exercised only if the tender offer is consummated. If the tender offer is consummated, the conditionally exercised Eligible Options will become unconditionally and irrevocably exercised stock options. Eligible Options that are conditionally exercised, other than those owned by directors and executive officers of American Software and Logility, will be counted towards the determination whether the majority-of-the-minority condition is satisfied.

Logility’s Board of Directors has taken action to permit conditional exercise of Eligible Options on a “cashless” basis. Holders of conditionally exercised Eligible Options will not be required to pay the exercise price upon exercise of the Eligible Options. The consideration that American Software will pay to the holder of conditionally exercised Eligible Options upon consummation of the Offer will be the amount per underlying Share equal to the difference between $7.02 per Share and the per Share exercise price of the stock option, without interest and less any required withholding taxes.

Holders of Eligible Options who are interested in conditionally exercising Eligible Options should read this Offer to Purchase, the related Letter of Transmittal and the Instructions and Notice of Conditional Exercise. Holders of Eligible Options who wish to conditionally exercise Eligible Options must follow the instructions contained in the Instructions and Notice of Conditional Exercise.

Holders of Eligible Options should refer to the Instructions and Notice of Conditional Exercise for U.S. federal income tax information concerning the conditional exercise of Eligible Options.

(ii) You may exercise your vested and unexercised stock options, regardless of their exercise price per Share, in accordance with the terms of the applicable stock plan of Logility and then tender the Shares received upon the exercise in accordance with the terms of the Offer. To tender the Shares received upon exercise, the Shares must be tendered prior to the Expiration Date by executing and delivering a Letter of Transmittal and following the instructions and procedures for tendering shareholders set forth in this Offer to Purchase and the Letter of Transmittal. Exercises of stock options made in this manner are not revocable, regardless of whether Offer is consummated.

Following consummation of the tender offer, we will cause Logility to consummate, as soon as reasonably practicable, a short-form merger in which we will merge Logility into a wholly-owned subsidiary that we will form for the specific purpose of the short-form merger. The new subsidiary will be the surviving corporation and will assume and succeed to all the assets and liabilities of Logility and will be called Logility, Inc. If holders of stock options do not exercise their stock options prior to the expiration of the Offer, such holders will be entitled to exercise their stock options after expiration of the Offer but before consummation of a short-form merger. Upon consummation of a short-form merger, all Shares held by the remaining shareholders (including Shares issued upon exercise of stock options) will be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

Upon consummation of the short-form merger, any unvested stock options granted under the Logility 1997 Stock Plan will vest and become immediately exercisable. After consummation of the short-form merger, we anticipate taking appropriate action to issue options to purchase shares of our Class A common stock in replacement of outstanding options to purchase common stock of Logility. The replacement stock options will have the same remaining term of exercisability, the same vesting status, an equivalent exercise price relative to fair market value after the conversion as before it, and covering that number of shares that will result in the same positive or negative “spread” value relative to the fair market value of our Class A common stock. We anticipate that the issuance of replacement options would require us to file a registration statement with the Commission covering the shares of our Class A common stock that would be issued pursuant to the exercise of the replacement options. We also anticipate that we will ask our shareholders to ratify these transactions at our 2009 annual meeting of shareholders to ensure the most favorable tax and securities-law treatment for the holders of stock options.

Section 4—Withdrawal Rights

Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after July 20, 2009. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “—Section 3—Procedures For Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in “—Section 3—Procedures For Tendering Shares” at any time prior to the Expiration Date or during a subsequent offering period if the Offer is amended to provide for one.

None of us, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5—Certain U.S. Federal Income Tax Considerations

The following summarizes certain of the material U.S. federal income tax consequences of the Offer to holders of the Shares that are U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not apply to persons who hold their Shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is for general information only and does not address all of the tax consequences of the Offer that may be relevant to a U.S. Holder (as defined below) of the Shares. It also does not address any of the tax consequences of the Offer to holders of the Shares that are Non-U.S. Holders (as defined below), or to holders that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address: the U.S. federal income tax consequences of the Offer to shareholders, partners or beneficiaries of an entity that is a holder of the Shares; the U.S. federal estate, gift or alternative minimum tax consequences of the Offer; persons who hold the Shares in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar; any state, local or foreign tax consequences of the Offer; or holders whose status changes from a U.S. Holder to a Non-U.S. Holder or vice versa; or any person that owns actually or constructively (giving effect to the ownership attribution rules of the Internal Revenue Code) shares of our common stock.

This summary does not address U.S. federal income tax consequences of conditionally exercising Eligible Options. Holders of Eligible Options who wish to conditionally exercise their Eligible Options should refer to the Instructions and Notice of Conditional Exercise for U.S. Federal income tax information concerning the conditional exercise of Eligible Options.

Each holder of the Shares should consult its own tax advisor regarding the tax consequences of the Offer, including such holder’s status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

A “U.S. Holder” means a beneficial owner of the Shares that, for U.S. federal income tax purposes, is: (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States; (ii) a corporation or partnership, including any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise); (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. If a partnership holds the Shares, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding the Shares should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer.

A “Non-U.S. Holder” means a beneficial owner of the Shares that is not a U.S. Holder. We urge holders of the Shares that are Non-U.S. Holders to consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer, including potential application of U.S. withholding taxes and possible eligibility for benefits under applicable income tax treaties.

Sale of the Shares

The sale of the Shares for cash under the Offer will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells the Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered under the Offer.

U.S. Holders of the Shares that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to those Shares held for more than 12 months at the effective time of the Offer, and 35% with respect to those Shares held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Backup Withholding Tax and Information Reporting

Payment of proceeds with respect to the sale of the Shares pursuant to the Offer may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate if the U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of the Shares. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability; provided, however, that the required information is timely furnished to the IRS.

Section 6—Price Range of Shares; Dividends

The Shares are listed and principally traded on NASDAQ under the symbol “LGTY.” The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NASDAQ as reported by Yahoo! Finance. Logility has never paid a dividend on its Shares.

Calendar Year	High	Low
2007:
First Quarter	$8.19	$6.35
Second Quarter	$11.39	$7.94
Third Quarter	$13.24	$8.45
Fourth Quarter	$15.03	$10.56
2008:
First Quarter	$13.16	$5.49
Second Quarter	$9.05	$6.17
Third Quarter	$7.76	$5.55
Fourth Quarter	$6.75	$4.00
2009:
First Quarter	$5.71	$3.89

On March 18, 2009, the last trading day prior to the date we announced our intention to make the Offer, the last sale price per Share as reported on NASDAQ was $5.00.

Shareholders are urged to obtain a current market quotation for the Shares.

Section 7—Certain Information Concerning Logility

General

Logility provides supply chain management solutions to streamline and optimize the market planning, management, production and distribution of products for manufacturers, suppliers, distributors and retailers. Logility was incorporated as a Georgia corporation in 1996, and it maintains its principal executive offices at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, telephone: (404) 261-9777.

Summary Financial Information

The following table sets forth summary historical consolidated financial data for Logility as of and for each of the fiscal years ended April 30, 2007 and 2008, which has been excerpted or derived from the audited financial statements contained in Logility’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 (the “Form 10-K”). This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by Logility with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below. The financial statements included as Item 8 of the Form 10-K are hereby incorporated by reference in this Offer to Purchase. See “—Available Information” below. During the fiscal years 2008 and 2007 there were no fixed charges.

	Year Ended April 30,
	2008	2007
	(In thousands, except per share and ratio of earnings to fixed charges data)
Balance sheet data (end of period):
Current Assets (including in 2007 amounts receivable from American Software)	$53,383	$46,015
Non-Current Assets	$11,689	$13,642
Total assets	$65,072	$59,657
Current liabilities (including in 2008 amounts due to American Software)	$17,063	$17,305
Deferred income taxes—long-term	$1,620	$1,940
Total liabilities	$18,683	$19,245
Shareholders’ equity	$46,389	$40,412

Statements of operations data:
Revenues	$44,908	$43,763
Cost of revenues	$15,950	$14,419
Gross margin	$28,958	$29,344
Operating income	$8,305	$8,521
Net earnings	$6,032	$5,994
Net earnings per share—basic	$0.47	$0.46
Net earnings per share—diluted	$0.45	$0.45

Other:
Book value per share—basic	$3.58	$3.13
Book value per share—diluted	$3.48	$3.05

Available Information

The Shares are registered under the Exchange Act. Logility is subject to the informational filing requirements of the Exchange Act and is, therefore, required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Logility’s filings are also available to the public on the Commission’s Web site (www.sec.gov), and certain filings are also available on Logility’s Web site (www.logility.com). Copies of such materials may also be obtained by mail from the Public Reference Room of the Commission at 100 F. Street, N.W., Washington, D.C. 20549, upon payment of the Commission’s customary fees.

Section 8—Certain Information Concerning American Software

We are a Georgia corporation headquartered in Atlanta, Georgia. Our Class A Common Stock is traded on the Nasdaq Global Select Market under the symbol “AMSWA.” We develop, market and support a portfolio of software and services that deliver enterprise management and collaborative supply chain solutions to the global marketplace. Our software and services are designed to bring business value to enterprises by supporting their operations over intranets, extranets, client/servers or the Internet. We provide our software solutions through three major business segments. The three business segments are (i) supply chain management, (ii) enterprise resource planning and (iii) information technology consulting. The supply chain management segment consists of Logility. As of the date hereof, we own 11,300,000 Shares, or 88% of Logility’s outstanding common stock.

The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of us and certain other information is set forth in Schedule A to this Offer to Purchase.

Section 9—Source and Amount of Funds

We will need approximately $12,620,216 million to purchase all Shares not owned by us pursuant to the Offer and to pay related fees and expenses. We intend to use our cash on hand for all such funds necessary to pay for the Shares and related fees and expenses. Excluding cash on hand held by Logility and reported in our consolidated balance sheets, as of January 31, 2009, we had cash on hand, consisting of cash and cash equivalents, of approximately $23.0 million.

Section 10—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Possible Effects of the Offer on the Market for the Shares

The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing

On October 16, 2008, December 19, 2008 and March 23, 2009 pursuant to Issuer Alerts #2008-005, #2008-005A and #2009-002 (the “Alerts”), The Nasdaq Stock Market LLC (“Nasdaq”) suspended enforcement of its rules requiring a minimum market value of publicly held shares and its rules requiring a minimum $1.00 closing bid price. According to the Alerts, these rules will be reinstated on July 20, 2009. Thereafter, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published guidelines of Nasdaq, Nasdaq would consider disqualifying the Shares for listing on NASDAQ if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1.00, or (f) (i) Logility has shareholders’ equity of less than $2.5 million, (ii) the market value of Logility’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Logility’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Logility, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. As of May 12, 2009, there were 12,865,145 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for NASDAQ, the market for Shares will be adversely affected.

If the Shares were to be delisted from NASDAQ, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Trading in the Shares will cease upon consummation of the short-form merger if trading has not ceased earlier as discussed above.

Exchange Act Registration

The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Logility upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Logility to is shareholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Logility. Furthermore, the ability of “affiliates” of Logility and persons holding “restricted securities” of Logility to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

We intend to cause Logility to apply for termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to a short-form merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the short-form merger.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Section 11—Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Certain of our officers and employees, including those whom we share with Logility, may render services in connection with the Offer, but they will not receive any additional compensation for such services.

We have retained American Stock Transfer & Trust Company, as the Depositary, in connection with the Offer. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

We have retained D.F. King & Co., Inc., as the Information Agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by us in connection with the Offer (in thousands):

Advertising	$75,000
Filing Fees	779
Depositary	12,500
Information Agent	5,000
Legal, Printing and Miscellaneous	100,000

Total	$193,279

Section 12—Conditions to the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time in our sole discretion, we shall not be required to accept for payment, purchase or pay for, subject to any applicable rule and regulation of the Commission, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if at any time on or after May 22, 2009 and prior to the time of payment for any such Shares, any of the following events shall occur:

(a) the majority of minority condition shall not have been met;

(b) there shall be pending an order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer in connection with a suit, claim or action filed by a private (non-governmental) third-party;

(c) there shall (A) be pending any suit, claim, action, proceeding, hearing, notice of violation, demand letter or an investigation initiated, filed or conducted, or (B) have been a statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer initiated by any domestic, federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on our ownership, control or operation of all or a material portion of the businesses or assets of Logility or its subsidiaries, (ii) prohibits or makes illegal the acceptance for payment, payment for or the purchase of Shares or the consummation of the Offer, (iii) results in a material delay in or restricts our ability, or renders us unable, to accept for payment, pay for or purchase some or all of the Shares, (iv) imposes material limitations on our ability effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Logility’s shareholders, (v) requires material divestiture by us of Shares, (vi) seeks to compel us or our affiliates or Logility or its affiliates to dispose of material portions of the business, assets or properties of Logility or us or our respective affiliates or (vii) challenges or seeks to enjoin or prohibit (or seeks damages for) the acquisition by us of the Shares; provided that we shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

(d) there occurs (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, including the Nasdaq, (ii) any decline in any of the Dow Jones Industrial Average, the S&P 500 Index or the Nasdaq-100 Index by an amount in excess of 15%, measured from March 18, 2009, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of Logility or any of its subsidiaries, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S, (v) any extraordinary limitation by any governmental authority that affects the extension of credit in the U.S., (vi) the commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the U.S. or any attack on, outbreak or act of terrorism involving the U.S., or (vii) in the case of any of the foregoing existing on March 18, 2009, a material acceleration or worsening thereof; or

(e) Logility (as directed by the special committee of Logility’s Board of Directors) and us shall have agreed that we shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

Except for the majority-of-the-minority condition, the foregoing conditions are for our and our affiliates’ sole benefit (other than Logility and its subsidiaries) and may be asserted by us, in whole or in part, at any time and from time to time in our sole discretion. The failure by us at any time to exercise our rights under such conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

If the Offer is terminated pursuant to any of the foregoing provisions, all tendered Shares not already accepted for payment shall forthwith be returned to the tendering shareholders.

Section 13—Certain Legal Matters

Requirements for a Merger

Following the consummation of the Offer, we will own at least 90% of the outstanding Shares, and we will cause Logility to consummate, as soon as reasonably practicable, a merger in which all outstanding Shares not owned by us will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest. Under Georgia law, if we own at least 90% of the outstanding Shares, we would be able to effect a second-step merger under the short-form merger provisions of Georgia law without a vote of, or prior notice to, Logility’s Board of Directors or shareholders.

Regulatory Approval

Except as described in this section, based on a review of publicly available filings by Logility with the Commission and a review of certain information furnished by Logility to us in the normal course of our business dealings, we are not aware of any license, franchise or regulatory permit that is material to the business of Logility that would be materially adversely affected by our acquisition of Shares pursuant to the Offer, or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the purchase of Shares pursuant to the Offer or of our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “—State Takeover Laws.” While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Logility’s business or that certain parts of Logility’s business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we may decline to accept for payment or pay for any Shares tendered.

State Takeover Laws

Logility and its subsidiary conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit.

Logility is incorporated under the laws of the State of Georgia. Generally, Article 11, Part 3 of the Georgia Business Corporation Code (the “Business Combination Requirements”) prevents an “interested shareholder” (including a person who owns or has the right to acquire 10% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Georgia corporation for a period of five years following the date such person became an interested shareholder unless the Board of Directors of the target approves the business combination or transaction that resulted in the shareholder becoming an interested party prior to the date the person becomes an interested shareholder. The Business Combination Requirements are not applicable to a Georgia corporation unless they are specifically made applicable in the bylaws of the corporation. Logility’s bylaws incorporate the provisions of the Business Combination Requirements. Because we have owned our shares for more than five years, we do not believe that the Business Combination Requirements would apply to the Offer or any short-form merger.

In addition, Article 11, Part 2 of the Georgia Business Corporation Code (the “Fair Price Requirements”) generally prevents an “interested shareholder” (including a person who owns or has the right to acquire 10% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Georgia corporation without either (i) obtaining the unanimous approval by the continuing directors, (ii) obtaining the recommendation of at least two-thirds of the continuing directors and approval of a majority of the non-interested shareholders or (iii) paying the amount per share determined under the Fair Price Requirements. However, the Fair Price Requirements do not apply (i) to a Georgia corporation unless they are specifically made applicable in the bylaws of the corporation and (ii) to a business combination with an interested shareholder that has remained an interested shareholder for at least the previous three years and has not increased its percentage ownership of the corporation by more than one percent any 12 month period during the previous three years. Logility’s bylaws do not incorporate the provisions of the Fair Price Requirements and, therefore, we believe that the Fair Price Requirements would not apply to the Offer or any short-form merger. Even if the Fair Price Requirements were applicable to the Offer or any short-form merger, we have owned our shares for more than three years and believe, therefore, that the Fair Price Requirements would not be applicable.

Logility conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We have not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, we have not presently sought to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is established that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approval from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating. In such case, we may not be obligated to accept for payment any Shares tendered. See “—Section 12—Conditions to the Offer.”

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because we currently own in excess of 50% of Logility’s outstanding voting securities. Although this transaction is not subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Logility or us. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares pursuant to the Offer will result in a violation of any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Section 14—Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of American Software not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the Commission a tender offer statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, including the information required by Schedule 13E-3. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in “—Section 7—Certain Information Concerning Logility.”

American Software, Inc.

Offer to Purchase Dated May 22, 2009

SCHEDULE A

1. Directors and Executive Officers of American Software

Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of American Software. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each executive officer of American Software has been employed in such position or in other executive or management positions with American Software for at least five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with American Software. Unless otherwise noted, each person identified below is a U.S. citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of American Software is American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, telephone: (404) 264-5296.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years
James C. Edenfield*	James C. Edenfield is a co-founder of American Software and has served as Chief Executive Officer since November 1989 and as Co-Chief Executive Officer prior to that time. Prior to founding American Software, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

Thomas L. Newberry*	Dr. Newberry is a co-founder of American Software and served as Co-Chief Executive Officer of American Software until November 1989. Prior to founding American Software, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D. degrees in Industrial Engineering from the Georgia Institute of Technology. He is the father of Thomas L. Newberry, V.

J. Michael Edenfield*	J. Michael Edenfield has served as President and Chief Executive Officer of Logility, Inc., a majority-owned subsidiary of American Software, since January 1997. From June 1994 until October 1997, he served as Chief Operating Officer of American Software. Mr. Edenfield has served as Executive Vice President of American Software from June 1994 to the present. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of American Software. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years
W. Dennis Hogue*	Since January 2005, Mr. Hogue has served as Chief Executive Officer of Hogue Enterprises, Inc., a real estate investment company. Since November 2007, Mr. Hogue has served as President of American Durahomes, a provider of durable and affordable homes. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry. From April 2002 to June 2003, Mr. Hogue was Chief Executive Officer and President of Mercari Technologies, a provider of shelf-space optimization technology for the retail market. Mercari Technologies sold its principal assets in December 2002. Prior to joining Mercari Technologies, he served as Chief Executive Officer of Global Food Exchange, a provider of web-based procurement solutions to the global food market, from January 2001 to March 2002. Prior to joining Global Food Exchange, Mr. Hogue served as President and Chief Executive Officer of E3 Corporation, an international provider of inventory management solutions to the wholesale and retail market, from December 1999 to December 2000. He earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

John J. Jarvis*	Dr. Jarvis is retired. From 2001 until January 1, 2004 he was Executive Director of The Logistics Institute—Asia Pacific, which is a collaboration between the National University of Singapore and the Georgia Institute of Technology. From 1990 to 2001, he was Chair of the School of Industrial and Systems Engineering at the Georgia Institute of Technology, where he was a member of the faculty from 1968 to 2003. Dr. Jarvis was co-founder of CAPS Logistics, Inc., a provider of software and consulting services in logistics, which was acquired by Baan NV in 1998. Dr. Jarvis has served as President of the Institute of Industrial Engineers (IIE), Secretary of The Institute of Management Sciences (TIMS) and President of the Operations Research Society of America (ORSA). He has served on the Councils of ORSA and TIMS and on the Boards of the Institute for Operations Research and Management Sciences and IIE. Dr. Jarvis earned a Bachelor of Science degree in Industrial Engineering in 1963 and a Masters of Science degree in Industrial Engineering in 1965, both from the University of Alabama, and a Ph.D. from Johns Hopkins University in 1968.

James B. Miller, Jr.*	Mr. Miller is currently the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, the parent corporation of Fidelity Bank, positions he has held since 1979. He has been Chairman of Fidelity Bank since 1998. He is a director of Interface, Inc., a textile manufacturing company. Since 2003, Mr. Miller has been Chairman of Berlin American Company, a private real estate company, Since 2006, Mr. Miller has been Chairman of Prescott Automotive Group, a private automobile dealer, and Trinity Apex, a real estate business. Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

Thomas L. Newberry, V*	Thomas L. Newberry, V founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years
Jeffrey W. Coombs	Mr. Coombs first joined American Software in January 1985. In 1988, he was elected Vice President of Professional Services. From May 1994 to February 1996, Mr. Coombs was employed by Indus International, Inc. (formerly known as TSW International, Inc.) as Senior Vice President. Mr. Coombs rejoined American Software in February 1996 as Senior Vice President of Professional Services. In April 2001, Mr. Coombs was promoted to Executive Vice President of American Software USA, Inc. From March 1978 to June 1984 Mr. Coombs was employed by Saudi Arabian Airlines as a Project Manager in Information Technology. Prior to that time Mr. Coombs held various positions with the Northern Bank Ltd., Belfast.

Vincent Klinges	Mr. Klinges joined American Software in February 1998, as Vice President of Finance. In September 1999, Mr. Klinges was promoted to Chief Financial Officer. In September 1999, Mr. Klinges became the Chief Financial Officer of Logility, Inc. From July 1995 to February 1998, Mr. Klinges was employed by Indus International, Inc. (formerly known as TSW International, Inc.), as Controller. From November 1986 to July 1995, Mr. Klinges held various positions with Dun & Bradstreet, Inc., including Controller of Sales Technologies, a software division of Dun & Bradstreet Inc. Mr. Klinges holds a Bachelor of Business Administration from St. Bonaventure University.

James R. McGuone

Mr. McGuone was named Vice President, General Counsel and Secretary of American Software in May 2009. Mr. McGuone holds the same position with Logility. He has been a practicing attorney since 1972, and, before joining Logility as General Counsel, was a partner with the law firm of Holland & Knight, L.L.P. Mr. McGuone holds a B.A. degree from Pennsylvania State University and a J.D. degree from Fordham University School of Law.

*	Director of American Software

2. Directors and Executive Officers of Logility

Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Logility. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each executive officer of Logility has been employed in such position or in other executive or management positions with Logility for at least five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Logility. Unless otherwise noted, each person identified below is a U.S. citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of Logility is Logility, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, telephone: (404) 261-9777.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years
J. Michael Edenfield*	Mr. Edenfield has served as President and Chief Executive Officer of Logility since January 1997. He also serves as a director of INSIGHT, Inc., in which Logility owns a minority interest. Until Logility’s initial public offering in October 1997, he served as Chief Operating Officer of American Software, Inc., a position he had held since June 1994. Mr. Edenfield has served as Executive Vice President of American Software from June 1994 to the present, and has been a director of American Software, Inc. since 2001. Prior to June 1994, Mr. Edenfield served in the following positions with American Software USA, Inc.:

James C. Edenfield*	Mr. Edenfield has served as Chairman of the Board of Directors of Logility since January 1997. He is a co-founder of American Software, where he has served as Chief Executive Officer and director since 1971. Prior to founding American Software, Mr. Edenfield held several executive positions at, and was a director of, Management Science America, Inc., an applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield first became a director of Logility in 1997.

Frederick E. Cooper*	Mr. Cooper has been Chairman of Cooper Capital, LLC, a private investment firm that he founded. Prior to joining Cooper Capital, Mr. Cooper was Chairman and Chief Executive Officer of CooperSmith, Inc., a producer and distributor of baked goods, which was sold to The Earthgrains Company in January 1998. Prior thereto, Mr. Cooper served for 16 years with Flowers Industries, Inc., a Fortune 500 food company, holding the positions of President and Vice Chairman and Executive Vice President and General Counsel. Mr. Cooper earned his B.A. in 1964 from Washington & Lee University and his J.D. in 1967 from the University of Georgia School of Law. Mr. Cooper first became a director of Logility in 1999.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years
Parker H. Petit*	Mr. Petit was the founder of Healthdyne, Inc. and served as its Chairman of the Board of Directors and Chief Executive Officer from 1970 until 1996 when a subsidiary of Healthdyne, Inc. merged with Tokos Medical Corporation to form Matria Healthcare, Inc. (“Matria”), a comprehensive disease management services company, at which time he became Chairman of Matria. He has served as Chairman, President and CEO of Matria since 2000. Mr. Petit also serves as a member of the Board of Directors of Intelligent Systems Corporation. He is also a director of the Georgia Research Alliance, a coalition of government and industry leaders formed to encourage development of high technology business in Georgia, and has been elected to the Georgia Technology Hall of Fame. Mr. Petit first became a director of Logility in 1997.

John A. White*	Dr. White is Chancellor Emeritus and Distinguished Professor of Industrial Engineering at the University of Arkansas. From July 1997 to July 2008, he served as Chancellor and Distinguished Professor of Industrial Engineering. A graduate of the University of Arkansas (BSIE), Virginia Tech (MSIE) and The Ohio State University (PhD), he also holds honorary doctorates from the Katholieke Universitiet of Leuven in Belgium and from George Washington University. Dr. White is a member of the National Academy of Engineering, a past President of the Institute of Industrial Engineers and past Chairman of the American Association of Engineering Societies. He also serves on the boards of directors and chairs the audit committees of Motorola, Inc. and J.B. Hunt Transport Services, Inc. Dr. White founded SysteCon, a logistics consulting firm, and served as its Chairman and Chief Executive Officer until its acquisition by Coopers and Lybrand. Dr. White first became a director of Logility in 1997.

Vincent C. Klinges	Mr. Klinges joined Logility in February, 1998 as Vice President of Finance, and was appointed Chief Financial Officer in September, 1999. From July 1995 to February 1998, Mr. Klinges was employed by Indus International, Inc. (formerly known as TSW International, Inc.), as Controller. From November 1986 to July 1995, Mr. Klinges held various positions with Dun & Bradstreet, Inc. including Controller of Sales Technologies, a software division of Dun & Bradstreet Inc. Mr. Klinges holds a Bachelor of Business Administration from St. Bonaventure University.

H. Allan Dow	Mr. Dow joined Logility in October 2000 as Executive Vice President of Worldwide Sales and Marketing. From January 1998 to September 2000, Mr. Dow was employed by Structural Dynamics Research Corporation as Regional Vice President and General Manager of the southern United States, Latin America and South American operations. From November 1986 to January 1998, Mr. Dow held various positions with Honeywell (formerly Measurex Systems, Inc.), most recently as Director of North American Operations. Mr. Dow holds a Bachelor of Science degree in Chemical Engineering from the University of Maine.

Donald L. Thomas	Mr. Thomas has served as Vice President, Customer Service of Logility since January 1997. From October 1976 to January 1997, he served in a variety of positions with American Software, most recently as Vice President, Customer Service of the Supply Chain Planning division of American Software USA, Inc. He holds a degree in Industrial Engineering from Auburn University.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years
James R. McGuone

Mr. McGuone was named Vice President, General Counsel and Secretary of Logility in May 2009. Mr. McGuone holds the same position with American Software. He has been a practicing attorney since 1972, and, before joining Logility as General Counsel, was a partner with the law firm of Holland & Knight, L.L.P. Mr. McGuone holds a B.A. degree from Pennsylvania State University and a J.D. degree from Fordham University School of Law.

*	Director of Logility

SCHEDULE B

The following table sets forth information concerning transactions in Shares during the past 60 days by (i) American Software, its subsidiaries, and their respective directors and executive officers, and (ii) to the knowledge of American Software, Logility, its subsidiaries, their respective directors and executive officers and any Logility pension, profit-sharing or similar plan. The transactions described below represent exercises of director stock options that were to expire on April 30, 2009 in transactions that were exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

Name of Party	Transaction Date	Number of Shares	Price per Share
John A. White	April 28, 2009	1,000	$4.063
Parker H. Petit	April 30, 2009	1,000	$4.063

The following table sets forth information with respect to purchases of Shares by Logility, to the knowledge of American Software, during the past two years. The purchases shown in the table were made pursuant to Logility’s previously-disclosed stock repurchase program.

Period	Number of Shares Purchased During the Period	Average Price(1) per Share During Period
May 1, 2007 to May 31, 2007	30,000	$11.26
March 1, 2008 to March 31, 2008	114,421	6.88
June 1, 2008 to June 30, 2008	39,620	7.49
September 1, 2008 to September 30, 2008	27,122	6.69

(1)	Purchase prices exclude commissions.

B-1

SCHEDULE C

EXCERPTS FROM THE GEORGIA BUSINESS CORPORATION CODE RELATING TO THE

RIGHTS OF DISSENTING STOCKHOLDERS

ARTICLE 13

DISSENTERS’ RIGHTS

§ 14-2-1301 DEFINITIONS. As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302 RIGHT TO DISSENT.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger unless the corporation:

(i) is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) the number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the Board of Directors approving the transaction provides otherwise.

§ 14-2-1320 NOTICE OF DISSENTERS’ RIGHTS.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322 DISSENTERS’ NOTICE.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323 DUTY TO DEMAND PAYMENT.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324 SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325 OFFER OF PAYMENT.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326 FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 114-2-1322 and repeat the payment demand procedure.

§ 14-2-1327 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330 COURT ACTION.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or 1 certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331 COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332 LIMITATION OF ACTIONS. No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each Logility shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038

Telephone: (877) 248-6417 or (718) 921-8317

Facsimile: (718) 234-5001

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212)269-5550

All Others Call Toll-Free: (800)735-3591